    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1996.
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 -------------
                            DIGITAL LIGHTWAVE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          3663                  95-4313013
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA 34615
                                 (813) 442-6677
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 BETH A. MORRIS
                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA 34615
                                 (813)442-6677
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   COPIES TO:

         Seth P. Joseph, Esq.                     Jeffrey M. Stein, Esq.
        John J. Hentrich, Esq.                       King & Spalding
           Baker & McKenzie                     191 Peachtree Street, N.E.
      Barnett Tower, Suite 1600                Atlanta, Georgia 30303-1763
         701 Brickell Avenue                          (404) 572-4600
      Miami, Florida 33131-2827
            (305) 789-8960

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                ----------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                ----------------

                        CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS OF                 PROPOSED MAXIMUM                       AMOUNT OF
   SECURITIES TO BE REGISTERED       AGGREGATE OFFERING PRICE (1)(2)             REGISTRATION FEE
Common Stock, $0.0001
 par value per share..............             $51,865,000                           $17,885

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Includes 615,000 shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.
                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            DIGITAL LIGHTWAVE, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                     FORM S-1 ITEM NUMBER AND CAPTION                            LOCATION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Forepart of the Registration Statement and Outside
                                                                   Front Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages of
                                                                   Prospectus
       3.  Summary Information, Risk Factors; Ratio of Earnings
            to Fixed Charges....................................  Prospectus Summary; Risk Factors; not applicable
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Principal and Selling Stockholders
       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Underwriting
       9.  Description of Securities to be Registered...........  Description of Capital Stock; Shares Eligible for
                                                                   Future Sale; Dilution; Dividend Policy
      10.  Interest of Named Experts and Counsel................  Experts; Legal Matters
      11.  Information with Respect to the Registrant
           (1)  Description of Business.........................  Prospectus Summary; Management's Discussion and
                                                                   Analysis of Financial Condition and Results of
                                                                   Operations; Business; Certain Transactions;
                                                                   Financial Statements (including the Notes thereto)
           (2)  Description of Property.........................  Business -- Facilities
           (3)  Legal Proceedings...............................  Business -- Legal Proceedings
           (4)  Common Stock Price Range and Dividends..........  Risk Factors; Underwriting; Dividend Policy
           (5)  Financial Statements............................  Financial Statements (including the Notes thereto)
           (6)  Selected Financial Data.........................  Prospectus Summary -- Summary Financial Data;
                                                                   Selected Financial Data
           (7)  Supplementary Financial Information.............  Not Applicable
           (8)  Management's Discussion and Analysis of
                Financial Condition and Results of Operations...  Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations
           (9)  Changes in and Disagreements with Accountants on
                Accounting and Financial Disclosure.............  Not Applicable
           (10)  Directors and Executive Officers...............  Management -- Executive Officers and Directors
           (11)  Executive Compensation.........................  Management -- Executive Compensation
           (12)  Security Ownership of Certain Beneficial Owners
                 and Management.................................  Principal and Selling Stockholders
           (13)  Certain Relationships and Related
                 Transactions...................................  Management; Certain Transactions
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED AUGUST 2, 1996

                                4,100,000 Shares

                                     [LOGO]

                                  Common Stock
                               ($.0001 PAR VALUE)

                                 --------------

OF THE SHARES OF COMMON STOCK ("COMMON STOCK") OFFERED HEREBY (THE "OFFERING"), 3,000,000 SHARES ARE BEING SOLD BY DIGITAL LIGHTWAVE, INC. ("DIGITAL LIGHTWAVE"
 OR  THE  "COMPANY")  AND 1,100,000  SHARES  ARE  BEING SOLD  BY  THE SELLING
   STOCKHOLDERS NAMED HEREIN UNDER "PRINCIPAL AND SELLING STOCKHOLDERS" (THE "SELLING STOCKHOLDERS"). THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS
    OF  SHARES SOLD  BY THE SELLING  STOCKHOLDERS. PRIOR  TO THIS OFFERING,
     THERE HAS  BEEN  NO  PUBLIC  MARKET FOR  THE  COMMON  STOCK.  IT  IS
       ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
       $    AND $     PER SHARE. FOR  INFORMATION RELATING TO THE FACTORS
       CONSIDERED IN  DETERMINING THE  INITIAL OFFERING  PRICE TO  THE
          PUBLIC,  SEE  "UNDERWRITING." APPLICATION  HAS BEEN  MADE TO
          LIST THE COMMON STOCK        ON THE NASDAQ NATIONAL MARKET,
                            UNDER THE SYMBOL "DIGL".

                                 --------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
   AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 7
                                    HEREIN.

                                 -------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
    AND   EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR
       HAS  THE  SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY   STATE
           SECURITIES  COMMISSION  PASSED  UPON THE  ACCURACY  OR AD-
               EQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                         UNDERWRITING                    PROCEEDS TO
                                                           PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                                            PUBLIC       COMMISSIONS      COMPANY(1)     STOCKHOLDERS
                                                        --------------  --------------  --------------  --------------
PER SHARE.............................................        $               $               $               $
TOTAL(2)..............................................        $               $               $               $

(1) BEFORE   DEDUCTION  OF  EXPENSES  PAYABLE   BY  THE  COMPANY,  ESTIMATED  AT
    $1,000,000.
(2) THE COMPANY HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE FOR 30 DAYS FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE A MAXIMUM OF 615,000 ADDITIONAL SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS OF SHARES. IF THE
    OPTION IS EXERCISED IN FULL, THE TOTAL  PRICE TO PUBLIC WILL BE $          ,
    UNDERWRITING  DISCOUNTS AND COMMISSIONS WILL BE  $         , AND PROCEEDS TO
    COMPANY WILL BE $       .

                                 --------------

    THE SHARES ARE OFFERED BY THE SEVERAL UNDERWRITERS WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT THE COMMON STOCK WILL BE READY FOR
DELIVERY ON OR ABOUT            , 1996, AGAINST PAYMENT IN IMMEDIATELY AVAILABLE
FUNDS.

                                CS FIRST BOSTON

                THE DATE OF THIS PROSPECTUS IS            , 1996

                                   [GRAPHIC]

    DIGITAL LIGHTWAVE is a trademark of the Company for which registration has been applied. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.
                                 --------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNT OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK OF THE COMPANY PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN TERMS CONTAINED HEREIN HAVE THE MEANING SET FORTH IN THE GLOSSARY AT PAGE G-1. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THE EXERCISE OF WARRANTS TO PURCHASE 1,903,120 SHARES OF COMMON STOCK PRIOR TO THE CLOSING OF THE OFFERING AND ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  THE COMPANY

    Digital Lightwave develops, manufactures and sells advanced computer systems that provide information concerning the performance of telecommunications networks and transmission equipment. The Company believes that there is a growing need on the part of its customers, which include telecommunications service providers and network equipment manufacturers, to obtain such information to verify and manage the transmission of voice, data and video and more effectively plan for and implement network expansion. The Company's initial product, the ASA 312, is a software-based network information computer that is designed to outperform conventional hardware-based test instruments. The ASA 312 is user friendly, lightweight, compact, and easily operated through a touch sensor over a full color display. The Company believes that the ASA 312 is the only integrated product that enables users to understand and process information simultaneously and without interruption from networks utilizing the legacy T-Carrier protocol at rates T-1 and T-3 and the fiber optic SONET protocol at rates OC-1, OC-3, OC-3c and OC-12, as well as networks transporting enhanced data services utilizing asynchronous transfer mode ("ATM") protocol. In addition, the Company is developing a family of on-line remote access products, based on its core technologies.

    The telecommunications service providers to which the Company has sold the ASA 312 include: (i) InterExchange Carriers ("IXCs"), such as MCI; (ii) Regional Bell Operating Companies ("RBOCs"), such as Ameritech; (iii) Competitive Access Providers ("CAPs"), such as Buckeye Cablevision; and (iv) government agencies, including three separate agencies of the Department of Defense. The network equipment manufacturers to which the Company has sold the ASA 312 include Hitachi and Tellabs.

INDUSTRY OVERVIEW

    Over the past several years, traffic generated by LANs, WANs, wireless networks, and the Internet has placed substantial demands on the public telecommunications network. In order to satisfy the substantially increased demand for capacity, bandwidth and enhanced data services, telecommunications service providers have added newer, higher capacity fiber optic cable to their existing infrastructure. Domestic service providers have added high speed SONET fiber optic transmission equipment, at a rate estimated at over $2 billion annually over the past two years, to the installed base of legacy T-Carrier transmission equipment. With the transition to SONET transmission equipment, the number of equipment manufacturers has increased and the new entrants have gained significant market share. In addition, IXCs, RBOCs, CAPs and independent telephone companies have begun to compete actively in short-haul and long-haul markets as a result of deregulation of the domestic telecommunications industry.

    In light of these developments, the Company believes that the following factors are shaping the demand for network information solutions: (i) telecommunications service providers face competitive pressure to install high performance network transmission equipment to provide greater bandwidth and quality of service to their customers; (ii) in order to offer the consistent and reliable quality of service necessary to charge premium rates, telecommunications service providers may seek to monitor on a continuous basis the transmissions passing through their network elements; and (iii) equipment manufacturers have been subjected to more exacting standards in designing, engineering and manufacturing their products. These factors have created an opportunity for technology that would provide telecommunications service providers full access to information concerning their networks and provide equipment manufacturers a reliable means of designing and qualifying their products.

BACKGROUND AND STRATEGY

    In 1991, the Company's founder assembled a core group of engineers who had previously worked with him in the development of optical multiplexers and embarked upon the development of software, firmware and hardware technology to provide network information solutions. The Company developed prototypes of the ASA 312 in late 1994. During 1995, the Company created advanced feature sets for the ASA 312 in collaboration with leading telecommunications service providers and equipment manufacturers and commenced shipments of the ASA 312 in February 1996.

    The Company believes that the ASA 312 will position it as a leader in the rapidly growing network information segment. The Company has developed a growth strategy which is designed to increase its market share and expand distribution across a wide range of customers. In particular, the key elements of the Company's strategy for growth include:

    -INCREASE  DOMESTIC SALES.  The  Company will seek to  increase sales of the
     ASA 312 by recruiting additional internal sales staff and representatives to broaden its customer base and obtain repeat orders. In addition, the Company plans to enter the substantial domestic market for on-line remote access products through its direct sales network and by developing strategic OEM partnering relationships with transmission equipment manufacturers. Further, the Company plans to obtain an early market leadership position in the distribution of on-line SONET and ATM remote access products.

    -PENETRATE  INTERNATIONAL MARKETS.   The  Company believes  that significant
     demand exists outside the United States for products like the ASA 312 and its related family of network information computers and intends to design and develop versions of the ASA 312 and its remote access products for those markets.

    -MAINTAIN  TECHNOLOGY  LEADERSHIP.    While the  Company  believes  that its
     current product offers performance above that of competitive offerings, the Company intends to continue to devote a significant portion of its budget to research and development and rapidly commercialize additional products. In addition, the Company believes that it will benefit from the ability to license or acquire additional technologies to broaden its product line through acquisitions of non-core technology.

    The Company was incorporated in California on October 12, 1990, under the name Digital Lightwave, Inc., and reincorporated in Delaware on March 18, 1996, through its merger into a newly formed Delaware corporation. Unless the context otherwise requires, as used in this Prospectus the "Company" and "Digital
Lightwave" refer to the Company and its predecessor entity. The Company's principal executive offices are located at 601 Cleveland Street, Fifth Floor, Clearwater, Florida 34615; its telephone and facsimile numbers are 813.442.6677 and 813.442.5660; its e-mail address is info@lightwave.com; and its web site address is http://www.lightwave.com.

                                  THE OFFERING

Common Stock Offered by:
  The Company..........................  3,000,000 shares
  The Selling Stockholders.............  1,100,000 shares
    Total..............................  4,100,000 shares
Common Stock to be outstanding after
 the Offering..........................  36,803,949 shares (1)
Use of Proceeds........................  Working   capital,    retirement   of    short-term
                                         obligations  and other  general corporate purposes,
                                         including new  product  development,  expansion  of
                                         domestic and international distribution
                                         capabilities    and   possible   funding   of   the
                                         acquisition of  complementary businesses,  products
                                         or  technologies. The Company  will not receive any
                                         proceeds from  the  sale  of Common  Stock  by  the
                                         Selling Stockholders.
Proposed Nasdaq National Market
 Symbol................................  DIGL

- --------------
(1) Excludes 2,582,500 shares of Common Stock issuable upon the exercise of outstanding employee stock options granted prior to the date hereof.

                             SUMMARY FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                               SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                             ----------------------------------------  --------------------------
                                                 1993          1994          1995          1995          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Sales....................................  $         --  $         --  $         --  $         --  $      1,314
  Gross profit.............................            --            --            --            --           792
  Operating expenses.......................          (545)       (1,568)       (2,725)       (1,165)       (2,280)
  Net interest expense.....................           (41)         (114)         (609)         (197)         (392)
  Net income (loss)........................  $       (586) $     (1,682) $     (3,334) $     (1,362) $     (1,880)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
  Net income (loss) per share..............  $       (.01) $       (.03) $       (.06) $       (.02) $       (.06)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
  Weighted average shares outstanding
   (1).....................................    62,904,969    62,904,969    60,503,008    62,904,969    34,081,440

                                                                                            AS OF JUNE 30, 1996
                                                                                         -------------------------
                                                                                                      PRO FORMA
                                                                                          ACTUAL    AS ADJUSTED(2)
                                                                                         ---------  --------------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Working capital......................................................................  $  (1,974)   $   30,377
  Total assets.........................................................................      3,424        32,626
  Total debt...........................................................................      4,150             0
  Total stockholders' equity (deficit).................................................     (2,340)       31,011

- --------------
(1) On November 30, 1995, 28,823,529 shares of Common Stock were purchased by the Company from a former stockholder pursuant to an option granted to the Company by the former stockholder in February 1995. See "Certain Transactions -- Transactions with Former Stockholder." In addition, pursuant to the requirements of the Securities and Exchange Commission, Common Stock, stock options and warrants issued by the Company during the twelve months prior to the initial public offering date have been included in the calculation of the weighted average shares outstanding for all periods presented using the treasury stock method based upon an assumed initial public offering price of $10.00 per share.

(2) Adjusted to reflect: (i) the exercise of options to purchase 47,000 shares of Common Stock at an aggregate exercise price of $39,000 between July 1, 1996 and the date of this Prospectus; (ii) the exercise of warrants to purchase 1,903,120 shares of Common Stock at an aggregate exercise price of $6.4 million prior to the closing of the Offering; and (iii) the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

LIMITED OPERATING HISTORY; CUMULATIVE LOSSES

    The Company was incorporated in October 1990 and commenced shipping its products in February 1996. Since its inception, the Company has incurred substantial costs to develop and enhance its technology, to create, introduce, and enhance its product offerings, to establish marketing and distribution relationships, to recruit and train a sales and marketing group, and to build an administrative organization. As a consequence, the Company has incurred operating losses in each fiscal quarter and year since inception. As of June 30, 1996, the Company had an accumulated deficit of $8.9 million. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new, unproven and rapidly evolving markets. There can be no assurance that the Company will be successful in addressing such risks. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible, and therefore, there can be no assurance that the Company will sustain growth or achieve profitability.

UNCERTAIN MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS; PRODUCT CONCENTRATION

    The market for network information systems is in an early stage of development and there is uncertainty regarding the size and scope of the market. While the Company has developed hardware, firmware and software which it expects to introduce in on-line remote access products, the Company currently derives all of its sales from its initial product, the ASA 312. The Company expects that sales of the ASA 312 product will continue to account for a substantial portion of the Company's sales for the foreseeable future. Broad market acceptance of this product is, therefore, critical to the Company's future success. Factors that may affect the market acceptance of the ASA 312 include the availability and price of products which carry out certain of the functions performed by the ASA 312 and the success of the sales efforts of the Company. Most of the companies to which the Company offers its products typically conduct extensive evaluations prior to ordering products in quantities. As a result, there are long lead times to complete sales of the Company's products. The Company's future performance will also depend in part on the successful development, introduction and market acceptance of new and enhanced products. See "Business
- --   Industry  Background,"   "--  Technology,"   "--  Products,"   "--  Product
Development" and "-- Competition."

CUSTOMER CONCENTRATION

    The Company's customer base at the present time consists of one or more IXCs, RBOCs, CAPs, equipment vendors and U.S. government agencies. There are a limited number of IXCs and RBOCs and these companies have accounted, and are expected to account, for a major portion of the Company's future sales. Any reduction or delay in sales of the Company's products to its principal customers or the loss of one or more of the Company's principal customers could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will retain its current principal customers or that it will be able to establish new customer relationships. For the six months ended June 30, 1996, sales to MCI and Tellabs accounted for 49% and 23% of total sales, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCT INTRODUCTIONS

    The market for the Company's products is expected to be characterized by frequent new product introductions, rapidly changing technology and continued emergence of new industry standards, any of which could adversely affect sales of the Company's products or render the Company's existing products obsolete. The Company's success will depend upon its ability to develop and introduce, in a timely fashion, new products and enhancements to its existing products that meet changing customer requirements and emerging industry standards. The development of new, technologically advanced products and the enhancement of existing products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological developments and market trends. There can be no assurance that the Company will be able to identify, develop, manufacture, market or support new or enhanced products successfully or on a timely basis, that new products of the Company will gain market acceptance or that the Company will be able to respond effectively to product announcements by competitors, technology changes or emerging industry standards. In addition, the Company has experienced delays in the introduction of new products and product enhancements. Furthermore, from time to time, the Company may announce new products or product enhancements, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings and that may cause customers to defer purchasing existing products of the Company. See "Business -- Technology," "-- Products," and "-- Product Development."

COMPETITION

    The market for the Company's products is intensely competitive and subject to frequent product introductions with improved price/performance characteristics and continued emergence of new industry standards. Hewlett Packard, Tektronics and TTC manufacture test instruments utilized to check the status of one transmission speed or protocol at a time and Applied Digital Access, Hekimian and Lucent produce on-line remote monitoring products utilized to test the integrity of DS-1 and DS-3 signals within specific network equipment. In addition to its current competitors, the Company anticipates that it will face competition from other companies as the market for its products grows and as it releases additional and enhanced products. Furthermore, many of the Company's large competitors offer customers a broader product line than the Company currently offers or can be expected to offer. Many of the Company's current and potential competitors have longer operating histories and substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger installed customer base, than the Company. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products than the Company. In addition, competitors with larger installed customer bases may have a competitive advantage over the Company when selling similar products or alternative network information solutions to such customers. Increased competition could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and potential future competitors. See "Business -- Competition."

SUBSTANTIAL INCREASE IN MANUFACTURING OPERATIONS; DEPENDENCE ON CONTRACT MANUFACTURING AND LIMITED SOURCE SUPPLIERS

    The Company is in the process of substantially increasing its flow of materials, contract manufacturing capacity and internal test and quality functions to respond to anticipated customer demand for its products and to reduce its order lead times. Any inability to increase product flow would limit the Company's revenue, could adversely affect the Company's competitive position and could result in cancellation of orders. The Company's operational strategy relies on outsourcing of manufacturing. The Company currently subcontracts component procurement and kitting and printed circuit board assembly to a single company (Q-1 Technologies) that specializes in those services. The Company is seeking to secure additional sources of supply, including additional contract manufacturers. Certain key components used in the manufacture of the Company's products are currently purchased only from single or limited sources. At present, the Company's only single-sourced component is a SONET overhead terminator. Limited-source components include a single board computer included in the ASA 312, a power supply, a touch sensor and controller, plastic housing units and other discrete components.

    The Company has experienced in the past, and may in the future experience, problems with its various component suppliers, such as inferior quality, insufficient quantities and late delivery. There can be no assurance that such problems will not generate material liabilities for the Company or adversely impact the Company's relations with its customers in the future. In addition, the Company may in the future experience pricing pressure from its contract manufacturers. There can be no assurance that the Company will manage its contract manufacturers effectively or that these manufacturers will meet the Company's future requirements for timely delivery of products of sufficient quality and quantity. The Company intends to introduce certain new products and product enhancements in 1996 and 1997, which will require that the Company rapidly achieve volume production by coordinating its efforts with those of its suppliers and contract manufacturers. The inability of the Company's contract manufacturers to provide adequate supplies of high-quality products or the loss of any of the Company's contract manufacturers could cause a delay in the Company's ability to fulfill orders while the Company identifies a replacement manufacturer and could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Production."

DEPENDENCE ON KEY PERSONNEL AND HIRING OF ADDITIONAL PERSONNEL

    The Company's success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing and manufacturing personnel, certain of whom would be difficult to replace. In particular, the Company believes that its future success is highly dependent on Dr. Bryan J. Zwan, Chairman and Chief Executive Officer, and Doug C. Dohring, President. The Company does not intend to maintain key man life insurance covering its key personnel. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales and marketing, finance and manufacturing personnel. In particular, the Company requires additional technical personnel with expertise in SDH signaling standards to develop international versions of its products and requires domestic regional and international management level sales personnel to pursue increased domestic and international market share. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could have a material adverse effect on the Company's business, operating results or financial condition. See "Business -- Employees" and "Management -- Executive Officers and Directors."

MANAGEMENT OF GROWTH

    The Company has significantly expanded its operations over the past year and the success of the Company is dependent upon its continued expansion, particularly in hiring additional technical and customer support personnel, developing its sales and marketing network and expanding its manufacturing capacity. There may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for the Company to hire such personnel. Future expansion by the Company may also significantly strain the Company's management, marketing, manufacturing, financial and other resources. In addition, the Company's future results of operations are dependent upon the continued expansion of the network of independent representatives to market the Company's products domestically and abroad. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support the Company's future operations. Failure to manage the Company's growth properly could have a material adverse effect on the Company's business, financial condition and operating results.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

    The Company may in the future undertake acquisitions that could present challenges to the Company's management, such as integrating and incorporating new operations, product lines, technologies and personnel. If the Company's management is unable to manage these challenges, the Company's business, financial condition or results of operations could be materially and adversely affected. Any acquisition, depending on its size, could result in the use of a significant portion of the Company's available cash, or if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's stockholders. Acquisitions involve a number of special risks including possible adverse short-term effects on the Company's operating results, the realization of acquired intangible assets and the loss of key employees of the acquired companies. The Company does not have pending any negotiations or agreements with respect to any such acquisition.

RISK OF PRODUCT DEFECTS

    Products as complex as those offered by the Company frequently contain undetected software or hardware errors when first introduced or as new versions are released. Such errors have occurred in the past and, despite testing by the Company and by current and potential customers, the Company expects that such errors will be found from time to time in new or enhanced products after commencement of commercial shipments. The occurrence of such errors could result in the delay or loss of market acceptance of the Company's products, the impairment of development efforts and the loss of credibility with its customers, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

ANTICIPATED FLUCTUATIONS IN OPERATING RESULTS

    It is anticipated that as the Company matures, the Company's sales and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, many of which are outside the control of the Company, including (i) the timing and amount of significant orders from the Company's customers, (ii) the ability to obtain sufficient supplies of sole or limited source components for the Company's products, (iii) the ability to attain and maintain production volumes and quality levels for its products, (iv) the mix of distribution channels and products, (v) new product introductions by the Company's competitors, (vi) the Company's success in developing, introducing and shipping product enhancements and new products, (vii) pricing actions by the Company or its competitors, (viii) changes in material costs and (ix) general economic conditions. Although the Company only recently commenced sales of the ASA 312, the Company does not anticipate that its backlog at the beginning of each quarter will be sufficient to achieve expected revenue for that quarter. To achieve its revenue objectives, the Company expects that it will have to obtain orders during a quarter for shipment in that quarter. As a result of all of the foregoing, there can be no assurance that the Company will be able to achieve or sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's success and its ability to compete is dependent in part upon its proprietary technology. Although the Company has applied for several patents on its core technologies, the Company does not hold any patents and currently relies on a combination of contractual rights, trade secrets and copyright laws to establish and protect its proprietary rights in its products. There can be no assurance that the patents for which the Company has applied will be issued or that steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In the event that protective measures are not successful, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, the Company's growth strategy includes a plan to enter the international market, and the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

    The Company is also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights of others. Given that patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, could relate to the Company's products. The Company is subject to the risk of claims and litigation alleging infringement of the intellectual property rights of others. Although the Company believes that its technology does not infringe on the proprietary rights of others and has not received any notice of claimed infringements, there can be no assurance that third parties will not assert infringement claims against the Company in the future based on patents or trade secrets or that such claims will not be successful. The Company could incur substantial costs in defending itself and its customers against any such claims, regardless of the merits of such claims. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products in the United States and abroad, and could result in an award of substantial damages. In the event of a successful claim of infringement, the Company, its customers and end-users may be required to obtain one or more licenses from third parties. There can be no assurance that the Company or its customers could obtain necessary licenses from third parties at a reasonable cost or at all. The defense of any lawsuit could result in time-consuming and expensive litigation, damages, license fees, royalty payments and restrictions on the Company's ability to sell its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

PRODUCT CERTIFICATIONS

    The Company's products must meet industry standards and receive certification for connection to certain public telecommunications networks prior to their sale. In the United States, the Company's products must comply with various regulations promulgated by the Federal Communications Commission ("FCC") and Underwriters Laboratories. Internationally, the Company's products must comply with standards established by telecommunications authorities in various countries as well as with recommendations of the Consultative Committee on International Telegraph and Telephony. In addition, certain products must be certified by Bell Communications Research, Inc. ("Bellcore") to be commercially viable. Although the Company's products have not been denied any regulatory approvals or certifications to date, any future inability to obtain on a timely basis or retain domestic or foreign regulatory approvals or certifications or to comply with existing or evolving industry standards could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Industry Development."

CONTROL BY PRINCIPAL STOCKHOLDER

    Following the Offering, the Company's Chairman and Chief Executive Officer, together with entities affiliated with him, will beneficially own approximately 82% of the Company's Common Stock (approximately 80% if the Underwriters over-allotment option is exercised in full). Accordingly, he will be able to elect the Company's directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over the affairs of the Company, including the power to delay or prevent a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's charter documents, including provisions limiting the ability of stockholders to take action by written consent and limiting  the  ability  of  stockholders  to  raise  matters  at  a  meeting  of stockholders without giving advance notice, and provisions establishing supermajority affirmative voting requirements as a prerequisite to certain extraordinary corporate transactions, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. In addition, the Company's Board of Directors will be divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Company's Board of Directors. The Board of Directors has authority to issue up to 20,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Company's Common Stock. On the date of this Prospectus, no shares other than the 4,100,000 shares offered hereby will be eligible for sale. Beginning 180 days after the date of this Prospectus, an additional 30,000,000 shares will become eligible for sale in the public market subject to compliance with the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and at various times thereafter, an additional 2,703,949 shares will become eligible for sale in the public market. See "Shares Eligible for Future Sale," "Description of Capital Stock" and "Underwriting."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active public market will develop or be sustained after the Offering. The initial public offering price will be determined by negotiations between the Company and the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after the Offering. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcement of technological innovations or new results by securities analysts, developments with respect to patents or proprietary rights, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may adversely effect the market price of the Company's Common Stock. See "Underwriting."

DILUTION

    The initial public offering price of the Common Stock offered hereby is substantially higher than the net tangible book value per share of the Common Stock. Therefore, purchasers of Common Stock offered hereby will incur an immediate and substantial dilution, and may incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering are estimated (at an assumed initial public offering price of $10.00 per share) to be approximately $26.9 million ($32.6 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds of the Offering for the retirement of $750,000 of its 18% subordinated promissory notes due May 31, 1997, working capital and other general corporate purposes, including an estimated $5.5 million for equipment and personnel to support accelerated product development and an estimated $3.0 million to enhance the Company's domestic and international distribution capabilities. The Company may also use a portion of the net proceeds of the Offering to fund acquisitions of complementary businesses, products or technologies, although there are no current agreements or negotiations with respect to any such acquisitions. Pending use of the net proceeds, the Company will invest the net proceeds in short-term investment grade securities. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

    The Company has not declared or paid dividends on its Common Stock since the inception of the Company. The Company currently intends to retain any earnings for use in developing and growing its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on an actual basis, (ii) on a pro forma basis to give effect to the exercise of options to purchase 47,000 shares of Common Stock between July 1, 1996 and the date of this Prospectus at an aggregate exercise price of $39,000 and the issuance of 1,903,120 shares of Common Stock upon the anticipated exercise of warrants prior to the closing of the Offering, and (iii) on a pro forma as adjusted basis to give effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby based upon an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                         JUNE 30, 1996
                                                                             --------------------------------------
                                                                                            PRO       PRO FORMA AS
                                                                              ACTUAL     FORMA (1)    ADJUSTED (2)
                                                                             ---------  -----------  --------------
                                                                                         (IN THOUSANDS)
                                                                                          (UNAUDITED)
Short-term debt............................................................  $   3,150   $     750     $   --
                                                                             ---------  -----------       -------
                                                                             ---------  -----------       -------

Long-term obligations, less current portion................................  $   1,000   $  --         $   --
Stockholders' equity (deficit):
  Preferred Stock, $.0001 par value; authorized 20,000,000 shares; 0 shares
   issued..................................................................     --          --             --
  Common Stock, $.0001 par value; authorized 200,000,000 shares; issued and outstanding, 31,853,829 shares (actual), 33,803,949 shares (pro forma)
   and 36,803,949 shares (pro forma as adjusted) (3)                                 3           3              4
  Additional paid in capital...............................................      8,223      14,674         41,573
  Accumulated deficit......................................................     (8,866)     (8,866)        (8,866)
  Stockholder loan.........................................................     (1,700)     (1,700)        (1,700)
                                                                             ---------  -----------       -------
    Total stockholders' equity (deficit)...................................     (2,340)      4,111         31,011
                                                                             ---------  -----------       -------
      Total capitalization.................................................  $  (1,340)  $   4,111     $   31,011
                                                                             ---------  -----------       -------
                                                                             ---------  -----------       -------

- --------------
(1) Gives effect to (i) the exercise of options to purchase 47,000 shares of Common Stock at an aggregate exercise price of $39,000 between July 1, 1996 and the date of this Prospectus; and (ii) the exercise of warrants exercisable for 1,903,120 shares of Common Stock at an aggregate exercise price of $6.4 million prior to the closing of the Offering.

(2) Adjusted to reflect: (i) the exercise of options to purchase 47,000 shares of Common Stock at an aggregate exercise price of $39,000 between July 1, 1996 and the date of this Prospectus; (ii) the exercise of warrants exercisable for 1,903,120 shares of Common Stock at an aggregate exercise price of $6.4 million prior to the closing of the Offering; and (iii) the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share (after deducting underwriting discounts and commission and estimated offering expenses payable by the Company).

(3) Excludes 5,000,000 shares of Common Stock reserved for future issuance under the Company's Option Plan, including 2,582,500 shares of Common Stock issuable pursuant to employee stock options outstanding at June 30, 1996. See "Principal and Selling Stockholders," "Management -- Option Plan" and
    Note 10 of Notes to Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of the Company as of June 30, 1996 was approximately $4.1 million, or $.12 per share of Common Stock, after giving effect to the exercise of options to purchase 47,000 shares of Common Stock at an aggregate exercise price of $39,000 between July 1, 1996 and the date hereof and the anticipated exercise of warrants to purchase 1,903,120 shares of Common Stock for an aggregate exercise price of $6.4 million prior to the closing of the Offering. Pro forma net tangible book value per share is equal to the Company's pro forma tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding on a pro forma basis. After giving effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and after deducting underwriting discounts and estimated offering expenses payable by the Company (resulting in estimated net proceeds of $26.9 million), the pro forma net tangible book value of the Company as of June 30, 1996 would have been approximately $31.0 million, or $.84 per share. This represents an immediate increase of $.72 per share to existing stockholders and an immediate dilution of $9.16 per share to purchasers of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.......................             $   10.00
  Pro forma net tangible book value per share at June 30, 1996........  $     .12
  Increase attributable to the Offering...............................        .72
                                                                              ---
Pro forma net tangible book value per share after the Offering........                   .84
                                                                                   ---------
Dilution per share to purchasers in the Offering (1)..................             $    9.16
                                                                                   ---------
                                                                                   ---------

    The following table summarizes on pro forma basis as of June 30, 1996 the number of shares of Common Stock acquired from the Company, the aggregate consideration paid and the average price per share paid by existing stockholders and to be paid by investors purchasing Common Stock from the Company in the Offering (at an assumed initial public offering price of $10.00 per share and before deducting underwriting discounts and estimated offering expenses payable by the Company):

                                               SHARES PURCHASED        TOTAL CONSIDERATION (1)      AVERAGE
                                           -------------------------  --------------------------   PRICE PER
                                              NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                           ------------  -----------  -------------  -----------  -----------
Existing stockholders (1)(2).............    33,803,949       91.8%   $  14,677,628       32.9%    $     .43
New investors (2)........................     3,000,000        8.2%      30,000,000       67.1%        10.00
                                           ------------      -----    -------------      -----
    Total................................    36,803,949      100.0%   $  44,677,628      100.0%
                                           ------------      -----    -------------      -----
                                           ------------      -----    -------------      -----

- --------------
(1) As of the date of this Prospectus, there were employee stock options outstanding to purchase a total of 2,528,500 shares of Common Stock. If all such options outstanding at June 30, 1996 were exercised, the dilution per share to new investors in the Offering would be decreased by $.17 per share to a total of $8.99 per share and the average price per share paid by the Company's existing stockholders would be $.36. See "Capitalization," "Management -- Option Plan" and Note 10 of Notes to Financial Statements.

(2) Sales by Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 32,703,949 shares, or approximately 88.9% of the total shares of Common Stock outstanding, and will increase the number of shares held by new investors to 4,100,000 shares, or approximately 11.1% of the total shares of Common Stock outstanding after the Offering.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
    The following selected financial data for the period from inception, October 12, 1990, through December 31, 1991, and for the years ended December 31, 1992, 1993, 1994 and 1995, and as of December 31, 1992, 1993, 1994 and 1995 are
derived from the Financial Statements of the Company, which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. The Balance Sheet Data as of December 31, 1991, 1992, and 1993, and the Statements of Operations Data for the period cumulative from inception, October 12, 1990, through December 31, 1991 and for the year ended December 31, 1992 are not included in this Prospectus. The selected financial data for the six months ended June 30, 1995 and 1996 and as of June 30, 1996 are derived from unaudited financial statements prepared by the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

                                                                                                   SIX MONTHS
                                                           YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                                  ------------------------------------------  --------------------
                                        1991(1)     1992       1993       1994       1995       1995       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Sales..............................  $      --  $      --  $      --  $      --  $      --  $      --  $   1,314
  Cost of sales......................         --         --         --         --         --         --       (522)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.......................         --         --         --         --         --         --        792
  Operating expenses:
    Research and development.........        124        366        439      1,240      1,508        655        719
    Selling, general and
     administrative..................         --         77        106        327      1,217        510      1,561
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total operating expenses...........        124        443        545      1,568      2,725      1,165      2,280
  Operating income (loss)............       (124)      (443)      (545)    (1,568)    (2,725)    (1,165)    (1,488)
  Interest income (expense)..........         (1)       (16)       (41)      (114)      (613)      (197)      (397)
  Other income (expense).............         --         --         --         --          4         --          5
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income
   taxes.............................       (125)      (459)      (586)    (1,682)    (3,334)    (1,362)    (1,880)
  Provision for income taxes.........         --         (1)        (1)        (1)        --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)..................  $    (125) $    (460) $    (587) $  (1,683) $  (3,334) $  (1,362) $  (1,880)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per share........  $      --  $    (.01) $    (.01) $    (.03) $    (.06) $    (.02) $    (.06)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average shares outstanding
   (2)...............................  62,904,969 62,904,969 62,904,969 62,904,969 60,503,008 62,904,969 34,081,440

                                                                                                           JUNE 30, 1996
                                                                        DECEMBER 31,                 --------------------------
                                                         ------------------------------------------                PRO FORMA
                                                           1992       1993       1994       1995      ACTUAL    AS ADJUSTED (3)
                                                         ---------  ---------  ---------  ---------  ---------  ---------------
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
  Working capital (deficit)............................  $     (10) $    (725) $  (1,939) $  (8,595) $  (1,974)    $  30,377
  Total assets.........................................        475        194        332      1,277      3,424        32,626
  Short-term notes payable.............................        239        555      1,602      7,897      3,150            --
  Long-term debt.......................................         --         --        500         --      1,000            --
  Total stockholders' equity (deficit).................        (58)      (645)    (2,328)    (8,163)    (2,340)    $  31,011

- ------------------
(1)  Period  cumulative from inception,  October 12, 1990,  through December 31,
     1991.

(2) On November 30, 1995, 28,823,529 shares of Common Stock were purchased by the Company from a former stockholder pursuant to an option granted to the Company by the former stockholder in February 1995. See "Certain Transactions -- Transactions with Former Stockholder." In addition, pursuant to the requirements of the Securities and Exchange Commission, Common Stock, stock options and warrants issued by the Company during the twelve months prior to the initial public offering date have been included in the calculation of the weighted average shares outstanding for all periods presented using the treasury stock method based upon an assumed initial public offering price of $10.00 per share.

(3) Adjusted to reflect: (i) the exercise of options to purchase 47,000 shares of Common Stock at an aggregate exercise price of $39,000 between July 1, 1996 and the date of this Prospectus; (ii) the exercise of warrants exercisable for 1,903,120 shares of Common Stock at an aggregate exercise price of $6.4 million prior to the closing of the Offering; and (iii) the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share (after deducting underwriting discounts and commission and estimated offering expenses payable by the Company).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO, AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS REGARDING FUTURE TRENDS WHICH ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. SUCH TRENDS, AND THEIR ANTICIPATED IMPACT UPON THE COMPANY, COULD DIFFER MATERIALLY FROM THOSE PRESENTED IN THIS PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company manufactures and sells the ASA 312 network information computer and has other products in design and development. These products and planned products are based on the Company's core software, firmware and hardware technology. The Company developed this technology over a five year period. In February 1996, the Company commenced sales of the ASA 312. To date, the Company has not entered into long term agreements or blanket purchase orders for the sale of its products, but generally obtains purchase orders for immediate shipment and other cancelable purchase commitments. The Company's sales during a particular quarter are therefore highly dependent upon orders placed by customers during the quarter. Consequently, sales may fluctuate significantly from quarter to quarter due to the timing and amount of orders from customers, among other factors.

    The Company allocates all of its fixed production costs to the cost of goods sold of those products shipped during a given period. Accordingly, gross profit may fluctuate significantly from period to period as a result of the change in overall sales volumes. Gross profit may be affected in the future by the introduction of new products which generate differing gross margins and the sales mix during a given period. In addition, the Company plans to pursue OEM relationships with respect to the sale of certain of its on-line remote access products in development. The Company has not negotiated any such arrangements but anticipates that its pricing to OEM partners would be less than with respect to direct sales resulting in lower gross margins in connection with these arrangements. However, sales and marketing expenses are generally lower in the case of sales to OEM partners.

    The Company believes that its operating expenses will continue to increase as a result of a variety of factors including: (i) increased research and development expenses associated with the completion of the products in development and the continued enhancement of existing products; and (ii) increased selling, general and administrative expenses associated with continued expansion of sales and marketing capabilities, product advertising and promotion. The Company charges research and development costs to expense when incurred.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    SALES. Sales increased from $0 for the six months ended June 30, 1995 to $1.3 million for the six months ended June 30, 1996. Following the initiation of product sales during the first quarter of 1996, total sales of $185,000 and $1.1 million were made during the first and second quarters of 1996, respectively. During the first half of 1996, sales to MCI and Tellabs accounted for 49% and 23%, respectively, of sales.

    COST OF GOODS SOLD. Cost of goods sold increased from $0 for the six months ended June 30, 1995 to $522,000 for the six months ended June 30, 1996. Gross margin on the sale of ASA 312 units during the first half of 1996 was 60%. Cost of goods sold include direct costs of subassemblies and components, fixed costs of the Company's production department, indirect costs, and contract services. Gross margin was 32% during the three months ended March 31, 1996 and 65% during the three months ended June 30, 1996 primarily as a result of the allocation of fixed production department costs and varying levels of sales during the first and second quarters of 1996. Fixed production costs amounted to $238,000 for the six months ended June 30, 1996.

    OPERATING EXPENSES. Operating expenses increased 96% from $1.2 million for the six months ended June 30, 1995 to $2.3 million for the six months ended June 30, 1996 as a result of increases in research and development and selling, general and administrative expenses. Research and development expense increased 10% from $655,000 for the six months ended June 30, 1995 to $719,000 for the six months ended June 30, 1996 primarily as a result of adding engineering personnel to expand the Company's core technology and to develop new products. Selling, general and administrative expenses increased 206% from $510,000 for the six months ended June 30, 1995 to $1.6 million for the six months ended June 30, 1996 primarily due to facility expansion, employment of managerial and support staff, and commissions directly related to sales.

    NET INTEREST EXPENSE. Net interest expense increased 102% from $197,000 for the six months ended June 30, 1995 to $397,000 for the six months ended June 30, 1996 primarily due to servicing short-term debt of $7.9 million as of December 31, 1995, of which $3.2 million remains outstanding as of the date of this Prospectus.

    1995 COMPARED TO 1994

    OPERATING EXPENSES. Operating expenses increased 74% from $1.6 million for 1994 to $2.7 million for 1995 as a result of increases in research and development and selling, general and administrative expenses. Research and development expense increased 22% from $1.2 million for 1994 to $1.5 million for 1995 as a result of additional personnel costs incurred to support the development of enhancements to new applications for and pre-production costs related to the ASA 312, as well as developing new products. Selling, general and administrative expense increased 272% from $327,000 for 1994 to $1.2 million for 1995 due to increased administrative personnel and related costs and costs associated with the introduction of the Company's ASA 312 product at major trade shows.

    NET INTEREST EXPENSE. Net interest expense increased 436% from $114,000 for 1994 to $613,000 for 1995 primarily as a result of the incurrence of indebtedness to finance operations.

    1994 COMPARED TO 1993

    OPERATING EXPENSES. Operating expenses increased 188% from $545,000 in 1993 to $1.6 million for 1994 as a result of increases in research and development and selling, general and administrative expenses. Research and development expense increased 183% from $439,000 for 1993 to $1.2 million for 1994 primarily as a result of an increase in technical personnel to support development of the Company's core technology, acquisition of components to manufacture prototype products and product design expenses associated with the ASA 312. Selling, general and administrative expenses increased 210% from $106,000 for 1993 to $327,000 for 1994, primarily as a result of increased personnel and employee relocation costs.

    NET INTEREST EXPENSE. Net interest expense increased 178% from $41,000 for 1993 to $114,000 for 1994 primarily as a result of reliance on external debt to finance operations.

LIQUIDITY AND CAPITAL RESOURCES

    Operating expenses during the development stage were financed with the incurrence of indebtedness and trade payables. As of December 31, 1995, the Company had incurred indebtedness of $7.9 million, all of which was short-term. During the six months ended June 30, 1996, the Company sold 1,853,829 shares of Common Stock for an aggregate of $8.6 million, issued a three-year $1.0 million 18% unsecured subordinated promissory note and issued $750,000 in 18% promissory notes due May 31, 1997. As a result of the foregoing, the short-term indebtedness of the Company was reduced to $3.2 million as of June 30, 1996, $2.4 million of which is expected to be retired from the proceeds of the anticipated exercise of currently outstanding warrants prior to the Offering and $750,000 of which will be retired utilizing a portion of the proceeds of the Offering. The Company's working capital position improved from a deficit of $8.6 million as of December 31, 1995 to a deficit of $2.0 million as of June 30, 1996 primarily due to the issuance of Common Stock, increases in accounts receivable and decreases in short-term obligations.

    The Company requires substantial working capital to fund its business, particularly to finance inventories and accounts receivable and for capital expenditures. The Company's future capital requirements will depend on many factors, including the rate of revenue growth, the timing and extent of spending to support product development efforts and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products, and market acceptance of the Company's products. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all.

    Management estimates that capital expenditures will be approximately $2.0 million in 1996 and $5.8 million in 1997, and that these amounts will be used for the purchase of equipment related to product development and automation of production operations, for the purchase of tooling for plastic injection production molds, for ASA 312 production and for furniture, fixtures and equipment in connection with leasing additional space for the Company's operations.

    The Company believes that the net proceeds of the Offering and anticipated cash flow from operations will be sufficient to fund the Company's working capital and capital expenditure requirements at budgeted levels for the next 12 months.

    RECENT PRONOUNCEMENT -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." This standard establishes a fair value method for accounting for or disclosing stock-based compensation plans. This standard will be adopted in 1996 by disclosing the proforma net income and earnings per share amounts assuming the fair value method was effective, on January 1, 1995. The adoption of this standard will not affect the Company's results of operations, financial position or cash flows.

QUARTERLY OPERATING RESULTS (UNAUDITED)

    The following table presents unaudited quarterly operating results for each of the Company's quarters since January 1, 1995. This information has been prepared by the Company on a basis consistent with the Company's financial statements and includes all adjustments, consisting only of normal recurring accruals in accordance with generally accepted accounting principles. Such quarterly results are not necessarily indicative of future operating results. This information should be read in conjunction with the Company's financial statements, and notes thereto, included elsewhere in this Prospectus.

                                                             THREE MONTHS ENDED
                             -----------------------------------------------------------------------------------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                              MARCH 31,      JUNE 30,    SEPTEMBER 30,  DECEMBER 31,   MARCH 31,      JUNE 30,
                                 1995          1995          1995           1995          1996          1996
                             ------------  ------------  -------------  ------------  ------------  ------------
Sales......................  $    --       $    --        $   --         $   --       $        185  $      1,129
Cost of sales..............       --            --            --             --                125           397
                             ------------  ------------  -------------  ------------  ------------  ------------
Gross profit...............       --            --            --             --                 60           732
Operating expenses:
  Research and
   development.............           243           411           515           340            378           341
  Selling, general and
   administrative..........           289           222           214           491            507         1,054
                             ------------  ------------  -------------  ------------  ------------  ------------
Total operating expenses...           532           633           729           831            885         1,395
                             ------------  ------------  -------------  ------------  ------------  ------------
Operating income (loss)....          (532)         (633)         (729)         (831)          (825)         (663)
Interest income
 (expense).................           (70)         (127)         (170)         (246)          (309)          (88)
Other income (expense).....       --            --            --                  3              2             3
                             ------------  ------------  -------------  ------------  ------------  ------------
Income (loss) before income
 taxes.....................          (602)         (760)         (899)       (1,074)        (1,132)         (748)
Provision for income
 taxes.....................       --            --            --             --            --            --
                             ------------  ------------  -------------  ------------  ------------  ------------
Net income (loss)..........  $       (602) $       (760) $       (899 ) $    (1,074 ) $     (1,132) $       (748)
                             ------------  ------------  -------------  ------------  ------------  ------------
                             ------------  ------------  -------------  ------------  ------------  ------------
Net income (loss) per
 share.....................  $       (.01) $       (.01) $       (.01 ) $      (.02 ) $       (.03) $       (.02)
                             ------------  ------------  -------------  ------------  ------------  ------------
                             ------------  ------------  -------------  ------------  ------------  ------------
Weighted average shares
 outstanding (1)...........    62,904,969    62,904,969    62,904,969    50,299,319     34,081,440    34,081,440

- ------------------
(1) On November 30, 1995, 28,823,529 shares of Common Stock were purchased by the Company from a former stockholder pursuant to an option granted to the Company by the former stockholder in February 1995. See "Certain Transactions -- Transactions with Former Stockholder." In addition, pursuant to the requirements of the Securities and Exchange Commission, Common Stock, stock options and warrants issued by the Company during the twelve months prior to the initial public offering date have been included in the calculation of the weighted average shares outstanding for all periods presented using the treasury stock method based upon an assumed initial public offering price of $10.00 per share.

                                    BUSINESS

    Digital Lightwave develops, manufactures and sells advanced computer systems that provide information concerning the performance of telecommunications networks and transmission equipment. The Company believes that there is a growing need on the part of its customers, which include telecommunications service providers and network equipment manufacturers, to obtain such information to verify and manage the transmission of voice, data and video and more effectively plan for and implement network expansion. The Company's initial product, the ASA 312, is a software-based network information computer that is designed to outperform conventional hardware-based test instruments. The ASA 312 is user friendly, lightweight, compact, and easily operated through a touch sensor over a full color display. The Company believes that the ASA 312 is the only integrated product that enables users to understand and process information simultaneously and without interruption from networks utilizing the legacy T-Carrier protocol at rates T-1 and T-3 and the fiber optic SONET protocol at rates OC-1, OC-3, OC-3c and OC-12, as well as networks transporting enhanced data services utilizing ATM protocol. In addition, the Company is developing a family of on-line remote access products, based on its core technologies.

    The telecommunications service providers to which the Company has sold the ASA 312 include: (i) IXCs such as MCI; (ii) RBOCs, such as Ameritech; (iii) CAPs, such as Buckeye Cablevision; and (iv) government agencies, including three separate agencies of the Department of Defense. The network equipment manufacturers to which the Company has sold the ASA 312 include Hitachi and Tellabs.

INDUSTRY DEVELOPMENT

    Over the past several years, LANs and WANs have evolved to satisfy the computing demands of an increasing base of users for a variety of applications, from e-mail to video conferencing. LANs and WANs have expanded in volumes of traffic, numbers of workstations and diversity of locations, becoming increasingly important conduits through which business is conducted. During the same time, there has been a rapid increase in the number of Web sites on and utilization of the Internet as well as continued growth of wireless systems. Traffic generated by LANs, WANs, wireless networks and the Internet has placed substantial demands on the public telecommunications network. In order to satisfy the substantially increased demand for capacity, bandwidth and enhanced data services, telecommunications service providers have added newer, higher capacity fiber optic cable to their existing infrastructure. Domestic service providers have added high speed SONET fiber optic transmission equipment, at a rate estimated at more than $2 billion annually over the past two years, to the installed base of legacy T-Carrier transmission equipment. With the transition to SONET equipment, the number of equipment manufacturers has increased and the new entrants have gained significant market share. In addition, IXCs, RBOCs, CAPs and independent telephone companies have begun to compete actively in short-haul and long-haul markets as a result of deregulation of the domestic telecommunications industry.

    The optical transmission protocols referred to as SONET in North America and SDH elsewhere provide a powerful transport technology which can carry legacy T-Carrier signals at the more rapid SONET transmission rates as well as enhanced data services packaged as ATM. SONET/SDH is designed to allow individual synchronous packages to be added to or dropped from broadband transmission without the need to multiplex or demultiplex the transmission, thereby reducing infrastructure costs and increasing efficiency. The Company anticipates that as a result of growing customer demand for high speed end-to-end performance to support enhanced data services, the advantages of more efficient transport and the reduced cost of transmission associated with fully implemented SONET transmission, ATM and other advanced transport technologies will ultimately replace T-Carrier systems.

    In light of these developments, the Company believes that the following factors are shaping the demand for network information solutions:

    -Telecommunications  service providers face  competitive pressure to install
     high  performance  network  transmission   equipment  to  provide   greater
     bandwidth and quality of service to their customers.

    -In order to offer the consistent and reliable quality of service necessary to charge premium rates, telecommunications service providers may seek to monitor on a continuous basis the transmissions passing through their network elements.

    -Equipment manufacturers have been subjected to more exacting standards in designing, engineering and manufacturing their products.

THE DIGITAL LIGHTWAVE SOLUTION

    The Company has developed or is developing a series of products which are designed to: (i) assist telecommunications service providers in their installation and management of network transmission and cross-connect equipment;
(ii) provide telecommunications service providers the ability to monitor network elements continuously to assure consistent and reliable quality of service; and
(iii) enable equipment vendors to design, engineer and manufacture their products properly. The Company has introduced the ASA 312, a network information computer that identifies, processes and reports in real time the status of any single bit or any specified group of bits within high speed digital transmissions. The ASA 312 enables users to multiplex and demultiplex, process and report information regarding T-Carrier, SONET and ATM transmissions simultaneously. The Company plans to develop and offer the ASA 312E, a modified version of the ASA 312 to serve the international market. Based on its existing technology, the Company is developing on-line remote access products which can be permanently installed at network elements to gather and report network information on a continuous, real time basis. The Company also plans to release a series of on-line remote access products to serve the international market. In addition, the Company is developing a family of products to provide information regarding the service quality delivered to LANs and WANs from the public network.

    The following table sets forth the existing and planned products which will comprise the Company's solution to the management of network information.

                   DIGITAL LIGHTWAVE GLOBAL NETWORK INFORMATION SOLUTIONS

PRODUCT FAMILY                                             TARGET MARKET
Network Information Computers
  ASA 312                              Installers and technicians for North American
                                       telecommunications service providers and equipment
                                       manufacturers
  ASA 312E*                            Installers and technicians for international
                                       telecommunications service providers and equipment
                                       manufacturers
  NIC*                                 Domestic and international engineers, architects,
                                       network planners and managers of telecommunications
                                       service providers
  On-line Remote Access Products*
   (NPPs)                              Strategic planners for telecommunications service
                                       providers
  LAN/WAN Edge Products*               LAN/WAN technical managers

*   In development

    The products listed above will enable users to determine on a continuous basis in real time the quality of service, character of content, source and destination of traffic and level of congestion, as well as complete directional and status information, for each transmission. Utilizing this information, telecommunications service providers will be able to (i) verify that each network element is functional, has been properly installed, is communicating properly with all other network elements and has the capacity to handle peak loads, (ii) provide, without service interruption, control and maintenance of transmission and cross-connect equipment, (iii) plan for the growth and development of their networks and (iv) store and manage network information. The Company's products are designed to enable equipment manufacturers to design, provide quality control for and provide on-going customer support for users of their products.

COMPANY STRATEGY

    The Company believes that the ASA 312 will position it as a leader in the rapidly growing network information segment. The Company has developed a growth strategy which is designed to increase its market share and expand distribution across a wide range of customers. In particular, the key elements of the Company's strategy for growth include:

    INCREASE DOMESTIC SALES. The Company will seek to increase sales of the ASA 312 by recruiting additional internal sales staff and representatives to broaden its customer base and obtain repeat orders. In addition, the Company plans to enter the substantial domestic market for on-line remote access products through its direct sales network and by developing strategic OEM partnering relationships with transmission equipment manufacturers. Further, the Company plans to obtain an early market leadership position in the distribution of on-line SONET and ATM remote access products. The Company believes that there is an opportunity to increase its share of the domestic market in which the ASA 312 competes and in which the on-line remote access products are expected to compete by: (i) generating repeat orders from a customer base which has broadened since the Company commenced its marketing of the ASA 312; (ii) obtaining orders from new customers who have recently completed their evaluation of the ASA 312; and
(iii) utilizing its enhanced sales and marketing resources to develop increased market awareness of the Company and its products.

    PENETRATE INTERNATIONAL MARKETS. The Company believes that significant demand exists outside the United States for products like the ASA 312 and on-line remote access products and intends to design and develop versions of the ASA 312 and its planned family of remote access products for those markets. With the proceeds from the Offering, the Company plans to augment its technical staff to complete international versions of existing products and to develop new products for simultaneous release globally thereafter.

    MAINTAIN TECHNOLOGY LEADERSHIP. The Company believes that the ASA 312 offers performance above that of competitive offerings and the Company intends to continue to devote a significant portion of its budget to research and development to maintain its technology leadership in the rapidly growing public and private network markets. The Company also intends to further develop its technology to expand its product line. For example, the Company plans to develop products which store and report whether transmissions from a customer premise are voice, data, video or multimedia in order to enable telecommunications service providers to establish content based rate structures. In addition, the Company believes that its core technology will assist the Company in the development of ATM switching equipment. The Company intends to employ similar technologies in the development of network interface products which connect individual residential users to higher bandwidth digital signals. In addition, the Company believes that it will benefit from the ability to license or acquire additional technologies to broaden its product line through acquisitions of non-core technologies.

TECHNOLOGY

    The Company's core technology includes: (i) a software operating environment which runs over a DOS platform; (ii) application software which operate the Company's various proprietary firmware and hardware; (iii) graphical user interface software programs; (iv) Network Protocol Translators ("NPTs"), which are modular gate arrays that supply discrete network information from signals at specific bandwidths and on specific protocols; and (v) Network Protocol Processors ("NPPs"), which are modular hardware platforms for the processing of various ranges of bandwidth and protocols.

    The Company's software is written in object code and provides users of the Company's network information computers with access to an intuitive graphical user interface to operate the Company's network information computers and on-line remote access products. The open architecture of the Company's software establishes a platform for the development of additional features and applications.

    The Company's NPTs supply information as to each bit or specified groups of bits being transmitted in order to identify and process information concerning the overhead and payload carried by network transmissions. NPTs are combined with a microprocessor, discrete integrated circuits and other firmware in NPPs. The Company's NPPs interface, frame and process network information from a number of protocols and transmission speeds. The NPPs can also insert user programmable payloads and user specified overhead into a transmission.

    The graphic presented below illustrates the hardware architecture of NPPs and their combination with other core hardware and firmware technology utilized in the current and planned series of the Company's network information computers.

                                            The  NPPs  consist  of  hardware and
                                          firmware which    isolate and  process
                                          information regarding
                                          telecom  munications traffic.

               [GRAPHIC]
                                            The  non-blocking switch fabric is a
                                          high speed gate    array managed by  a
                                          microprocessor  with  dedicated    RAM
                                          which  allows  users  to  switch   and
                                          direct signals   among different NPPs.

                                            The    system    microprocessor   is
                                          provided by a single   board  computer
                                          host running proprietary software.

    In order to allow its customers to work simultaneously with different bandwidths and protocols, the Company has developed a non-blocking switch fabric and applications software which allow the Company's customers to "frame up" on a given signal and multiplex or demultiplex the signal into different transmission speeds and protocols. These functions allow customers efficiently to derive information concerning the functioning of the network under various existing or potential conditions.

    The following reproduction of the switch matrix graphical user interface, which is accessed through a touch sensor over a full color display, depicts the manner in which customers can simultaneously break down high speed signals into their components, route traffic, combine lower speed signals into higher speed signals, change signals from one protocol to another and generate signals for the transmission so that the functioning of network elements under different conditions can be simulated and assessed.

                                   [GRAPHIC]

PRODUCTS

    The Company offers or has in development network information computers, on-line remote access products and LAN/WAN edge products.

    NETWORK INFORMATION COMPUTERS

    ASA 312. The ASA 312 is a user friendly, laptop size computer which enables telecommunications service providers to access and process network information easily and efficiently. The ASA 312 was designed to compete against the test instruments currently available on the market, which are hardware based, products that provide limited capabilities, work with one transmission speed or protocol at a time, cannot simultaneously switch and multiplex or demultiplex different signals to derive information concerning embedded signals, cannot store a significant amount of data and are generally more difficult to use than the ASA 312. The ASA 312 is currently marketed at retail price of $37,500, which is at or below the price of the test instruments which the ASA 312 is designed to replace.

    The following table sets forth certain advantages of the ASA 312 over the entire class of test instruments currently available:

               Feature                                   Customer Benefit
Software-based                         Provides for reprogrammability, custom features and
                                       field upgrades.
One simple menu format for all         Easy to learn. Easy to setup.
protocols
Touch sensor over full color windowed  Easy to use by personnel of all levels of aptitude.
graphics                               Intuitive user interface. Clear display of data.
Transmitting and receiving of signals  Can review multiple network elements simultaneously.
at all of the protocols
simultaneously
Simultaneous uninterrupted operation   Reduces overall task time. Can review simultaneously
                                       the interaction between multiple network elements.
                                       Allows formulation of new diagnostic procedures.
Switch matrix                          Facilitates configuration of the product for dropping
                                       and inserting traffic from, into and between
                                       different protocols.
Remote operation                       Provides complete, direct and identical operation of
                                       the product at a remote site.
Ethernet interface                     Provides operation of the product via LAN.
Laptop profile/lightweight             Truly portable.
PCMCIA card for expanded memory        Can display long term history graphs. Provides
                                       recallable setups. Can store significant amounts of
                                       data.
Non-Volatile memory                    Saves data when turned off.
Software calibration                   Allows calibration by the customer which reduces cost
                                       and down time.

    The ASA 312 processes, interleaves and transports SONET, T-Carrier and ATM protocols. The ASA 312 generates, transmits, receives and processes SONET and ATM fiber optic signals and provides access to SONET and ATM status and control overhead. The ASA 312 also generates, transmits, receives and processes T-Carrier signals and overhead. The Company believes that the ASA 312 is the only integrated product that enables users to understand and process information simultaneously without interruption from networks utilizing the legacy T-Carrier protocols at rates T-1 and T-3 and the fiber optic SONET protocol at rates OC-1, OC-3, OC-3c and OC-12, as well as networks transporting enhanced data services utilizing ATM protocol integrated into a single lightweight, compact unit. The Company currently plans to offer a factory installed OC-48 option for the ASA 312 during the fourth quarter of 1996. Each NPP within the ASA 312 operates without interruption, simultaneously with and independently from the other NPPs. Each NPP couples to each other NPPs through the Company's high speed switch fabric which allows any of the independent NPPs to provide received, generated, demapped or demultiplexed traffic to the other NPPs for processing, mapping, multiplexing, demultiplexing or transmission. The ASA 312 user interface is a touch sensor over a large color display which provides simple and intuitive windowed graphics and menus. The ASA 312 may be accessed remotely by modem or through direct connection to an Ethernet LAN so that an operator can, from any workstation, control the functions of a remote ASA 312 through the graphical user interface.

    The Company plans to develop and release the ASA 312E, which will process and report information concerning networks outside North America. The Company intends to commence the development of this product following the Offering.

    NIC.    The Company  has in  development  the NIC,  a notebook  size network information computer that couples a fully featured personal computer with various customer selected NPPs. Different series of NICs will include various NPP cards that interface with transmission speeds ranging from 64 Kbps to 2.4 Gbps for T-Carrier, PDH, SONET, SDH and ATM protocols. Utilizing a WINDOWS environment, the NIC will enable users to access not only the network information provided by the NPPs, but also to write programs using this data intelligently to improve transmission. For example, the NIC could be programmed to extract data from a particular network element, search for a particular condition (such as a certain level of data congestion at the network element) and intervene actively to alter the way in which traffic is routed. The NIC will provide the means to transfer data derived from the NPPs to a conventional computing environment of word processing and spreadsheet programs for storage, processing and reporting. The retail price of the NIC will vary depending upon the range of transmission speed and protocol capabilities which the customer requires.

    ON-LINE REMOTE ACCESS PRODUCTS

    The Company intends to use its core hardware and firmware technology already utilized in the ASA 312 to develop a family of on-line remote access products for sale to telecommunications service providers and equipment vendors. Packaged as rack-mountable cards for permanent installation at any network element, NPPs will permit telecommunications service providers to monitor a wide range of transmission speeds and protocols from a remote location. The remote operator will be able to the Company's NPPs via the operator's Ethernet LAN or through the Internet. Featuring the Company's intuitive graphical user interface software, the on-line remote access products will allow customers to use their own computers (or the Company's NIC, for fully programmable monitoring) while still accessing the intuitive interface found on the ASA 312.

    The following chart sets forth certain information concerning the on-line remote access products which the Company intends to introduce.

                                                                        ANTICIPATED
         PRODUCT                 PROTOCOLS         TRANSMISSION RATE    RELEASE DATE
- -------------------------  ---------------------  --------------------  ------------
NPP T-Carrier              T-1, T-3               64 Kbps-45 Mbps           Q4 1996
NPP PDH                    E-1 through E-4        64 Kbps-39 Mbps           Q2 1997
NPP SONET                  OC-1, OC-3, OC-3c,     52-622 Mbps               Q4 1996
                           OC-12, OC-12c
NPP SDH                    STM-1, STM-4           52-622 Mbps               Q2 1997
NPP ATM/SONET              ATM/SONET              45-622 Mbps               Q4 1996
NPP ATM/SDH                ATM/SDH                39-622 Mbps               Q2 1997
NPP OC-48                  OC-48                  2.4 Gbps                  Q4 1996
NPP STM-16                 STM-16                 2.4 Gbps                  Q2 1997

    Each of the Company's on-line remote access products is also designed to be integrated into network transmission and cross-connect equipment on an OEM basis prior to installation or as a system enhancement subsequent to installation of the network element. The on-line remote access products will report information concerning the transmissions at a specific network element in real time and to break out low speed signals so that telecommunications service providers can evaluate embedded legacy protocols within a high speed optical signal. It is currently anticipated that the suggested retail price of the on-line remote access products upon introduction will range from $7,500 to $59,000.

    LAN AND WAN EDGE PRODUCTS

    NPP 155H. The Company has in development the NPP 155H, which is a hand-held ATM network analyzer for use in installation and maintenance of ATM switches and routers. The product features extensive capabilities at both the physical layer and the ATM cell layer. It will be configured with a T-3, OC-3 or 155 Mbps UTP interface. It is currently anticipated that the suggested retail price of the NPP 155H upon introduction will range from $4,600 to $12,000 depending on interface and feature set.

    NIU 130. The Company has in development the NIU 130, which is a T-3 network interface unit which will provide the terminal interface between the network provider and customer premises equipment. The NIU 130 will be used to provide positive indication of customer service turn up, as well as testing and problem arbitration of network service and customer equipment. The NIU 130 is also designed to monitor on site the network signal performance. The unit will respond to standard far-end alarm and control (FEAC) codewords. It is currently anticipated that the suggested retail price of the NIU 130 upon introduction will be $1,500.

CUSTOMERS

    As of July 31, 1996, the Company has sold at least one ASA 312 to each of the following customers:

IXCS                                                CAPS
- --------------------------------------------------  ------------------------------------------
MCI                                                 Buckeye Cablevision
MCI Metro                                           5 Star Cablevision
Sprint                                              New York Development Authority


MANUFACTURERS                                       GOVERNMENT AGENCIES
- --------------------------------------------------  ------------------------------------------
Hekimian                                            United States Department of Defense
Hitachi
Tellabs

    Sales to the United States Department of Defense were made to three separate agencies, each of which makes its own procurement decisions.

    In  marketing  the  ASA  312,  the  Company  focuses  on  the  divisions  of telecommunications service providers that are responsible for planning and installing extensions of the network. In contrast, the Company has directed its preliminary marketing efforts relating to its on-line remote access products towards the strategic planning divisions of telecommunications service providers.

    The Company has pursued a policy of involving key customers in the evaluation of products in development and continually solicits suggestions from customers regarding additional desirable features. Because the Company's products are software based, the Company has generally been able to satisfy generic requests for additional feature sets through field software upgrades made by the Company.

SALES, MARKETING & CUSTOMER SUPPORT

    SALES. The Company markets its products to IXCs, RBOCs, CAPs, independent telephone companies, equipment manufacturers and government agencies through an internal sales force (currently consisting of 8 employees), which manages a domestic network of independent representatives. The Company's internal sales force includes managers based at the Company's principal executive offices and regional sales staff. The representative firms under contract with the Company have extensive experience in the sale of telecommunications equipment to the Company's existing and potential customers.

    The Company intends to continue to augment its internal sales organization and representative network to promote the Company's products and to ensure direct contact with the Company's current and potential customers. In order to execute a seamless and cohesive sales effort through these channels, the internal sales staff is compensated based upon the productivity of the representative firms in their respective territories. The primary roles of the Company's internal sales force are (i) to ensure that customers and potential customers in each territory are being regularly contacted, (ii) to provide support to independent representatives and determine that their sales quotas are met, (iii) to differentiate the features and capabilities of the Company's
products   from  competitive  offerings,  (iv)  to  assist  customers  with  the implementation of the Company's products and (v) to serve as a direct link to assure quality and timely customer support. In addition, the Company believes that its investment in its internal sales staff helps to enable the Company to monitor changing customer requirements, as well as the development of industry standards. The Company also plans to initiate an OEM partnering program for the sale of its on line remote access products in development.

    MARKETING. The Company seeks to build awareness of its products through a variety of marketing channels and methodologies. The Company participates in numerous industry trade shows and conferences each year, publishes technical articles in the trade press and has commenced a comprehensive series of direct mailings sent to targeted potential customers. The Company also plans to initiate advertising and promotion of its products in select print media following the Offering. The Company has also established a direct telemarketing staff to provide direct access to network users. This group is also responsible for the identification of opportunities for the Company's internal sales staff and independent representatives.

    CUSTOMER SUPPORT. The Company is dedicated to providing comprehensive customer support. All service, repair and technical support of the Company's products are performed in-house utilizing sub-assemblies and components obtained from the Company's regular sources of supply. The Company's technical support engineers are experts in the hardware and software associated with the Company's products and with the networks and transmission equipment operated by its customers. The Company offers technical support to its customers 24 hours a day, 7 days a week via an 800 hotline and through paging systems for all support personnel. The Company offers a three-year limited warranty on all components of its products other than the laser transmitter unit, which has a one-year limited warranty, and software and firmware, which have a 90 day limited warranty.

PRODUCT DEVELOPMENT

    The Company has in development a family of on-line remote access products, the NIC network information computer, and the NPP 155H and NIU 130 products. See "Business -- Products." The Company believes that its future success depends on its ability to maintain technological leadership through enhancements of its existing products and developments of new applications and products that meet a wide range of customer needs. Accordingly, the Company intends to continue to make substantial investments in the development of new technologies, the commercialization of new products building on the Company's existing technological asset base and the enhancement and development of additional applications for existing products. The Company has organized its product development efforts into three main groups: microelectronics development; software development; and hardware development. Within the microelectronics group, a substantial majority of the Company's efforts are devoted to the further development of hardware and firmware technologies. This group incorporates emerging, higher value components into the Company's products to provide platforms for additional applications and enhanced capacity, speed and ease of use. Within the software development group, the Company's efforts are devoted to developing new applications software for emerging signaling speeds and protocols and providing greater processing power for the Company's hardware platforms. The Company's hardware group efforts are devoted to further reducing the size and weight of the Company's products, designing printed circuit boards for new applications and developing enhancements to streamline production. The Company intends to increase the size of its technical staff by adding microelectronic and software engineers with particular understanding of international transmission protocols and standards in preparation for the commencement during the fourth quarter of 1996 of development of the ASA 312E and on-line remote access products designed for the international market.

PRODUCTION

    The Company's manufacturing operations consist primarily of material planning and procurement, final assembly, software loading, testing and quality assurance. The Company's operational strategy relies on outsourcing of manufacturing to reduce fixed costs and to provide flexibility in meeting market demand. The Company currently subcontracts component procurement and kitting and printed circuit board assembly to a company that specializes in these services. The Company takes the printed circuit board-based modules produced by its contract manufacturer and inserts them into product enclosures in combination with the Company's software.

    In connection with its outsourcing strategy, the Company is seeking to secure additional sources of supply, including additional contract subassembly and component manufacturers. The Company has experienced in the past, and may in the future experience, problems with its contract manufacturers, such as quality, quantity and on-time delivery. In addition, the Company may in the future experience pricing pressure from its contract manufacturers.

    The Company uses a rolling six-month forecast based on anticipated product orders to determine its general materials and component requirements. Lead times for materials and components ordered by the Company vary significantly, and depend on factors such as the specific supplier, purchase terms and demand for a component at a given time. Currently, the Company acquires materials and orders certain standard subassemblies based on the Company's forecast. Upon receipt of firm orders from customers, the Company assembles fully-configured systems and subjects them to a number of tests before shipment. If orders do not match forecasts, the Company may have excess or inadequate inventory of certain materials and components. The Company's financial and management information systems assist management in the timely procurement of materials and services.

    Although the Company generally uses standard parts and components for its products, several key components used in the manufacture of the Company's products are currently purchased only from single or limited sources. At present, the Company's only single-sourced component is a SONET overhead terminator. Limited-sourced components include a single board computer included in the ASA 312, a power supply, a touch sensor and controller, plastic housing units and other discrete components. The Company generally does not have long-term agreements with any of these single or limited sources of supply. Any interruption in the supply of any of these components, or the inability of the Company to procure these components from alternate sources at acceptable prices and within a reasonable time, could have a material adverse effect upon the Company's business, operating results and financial condition. Qualifying additional suppliers is time consuming and expensive and the likelihood of errors is greater with new suppliers. See "Risk Factors -- Substantial Increase in Manufacturing Operations; Dependence Upon Contract Manufacturing and Limited Source Suppliers."

BACKLOG

    The Company's backlog at June 30, 1996 was approximately $312,000. All of the Company's current backlog consists of orders for the ASA 312 and is scheduled for delivery within 30 days. Variations in the size and delivery schedules of purchase orders received by the Company, as well as changes in customers' delivery requirements, may result in substantial fluctuations in backlog from period to period. Accordingly, the Company believes that its backlog cannot be considered a meaningful indicator of future financial results.

COMPETITION

    The market in which the ASA 312 and certain of its proposed on-line remote access products will be sold is intensely competitive and subject to rapid change as a result of technological developments and other factors. The Company believes that the principal competitive factors in its market are expertise and familiarity with the transmission, storage and processing of network information relating to a wide range of bandwidth and protocols, product features, reliability, price, timeliness of new product introductions, timely adoption of emerging industry standards, service, support, size, name recognition and installed base. The Company believes that it is generally competitive with respect to most of these factors.

    The Company believes that there are currently no competitors that provide an integrated comprehensive solution to on-line performance monitoring transmission speeds from T-1 through OC-12 and no providers of portable equipment which cover the full range of features offered by the ASA 312. The Company believes that there are less than 20 current competitors that offers products which compete with the ASA 312 or will compete with the on-line remote access products being developed by the Company, including Applied Digital Access, Hekimian, Hewlett Packard, Lucent and Tektronics. Such competitors and certain prospective competitors have significantly longer operating histories, larger customer bases, greater name recognition and technical, financial, manufacturing and marketing resources than the Company. In addition, a number of these competitors have long established relationships with the Company's customers and potential customers. The Company believes it is likely that competitors will enter the market for most if not all of the products which the Company will offer. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY

    The Company relies on a combination of technological leadership, trade secret, copyright and trademark protection and non-disclosure agreements to protect its core technology. Although the Company has pursued and intends to continue to pursue patent protection of inventions that it considers important, the Company believes its success will be largely dependent on its reputation for technology, product innovation, affordability, marketing ability and response to customers' needs. As of the date of this Prospectus, the Company had pending two U.S. patent applications covering certain aspects of its technology. There can be no assurance that the Company will be granted any patents or that, if any patents are granted, they will provide the Company with significant protection or will not be challenged.

    The Company believes that the rapid rate of technological change and the relatively long development cycle for integrated circuits are also significant factors in the protection of the Company's intellectual property. The Company's NPTs incorporate unique system architectures that have been developed based on a broad understanding of public and private networks, signaling protocols and network information requirements of the Company's customer base. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees and suppliers, and limits access to and distribution of its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization. Accordingly, there can be no assurance that the Company will be successful in protecting its intellectual property or that the Company's rights will preclude competitors from developing products or technology equivalent or superior to that of the Company.

    The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. Although the Company is not aware of any infringement or claimed infringement by its products or technology of the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Furthermore, litigation could result in substantial cost to and diversion of efforts by the Company regardless of outcome. Any infringement claims or litigation against the Company could materially and adversely affect the Company's business, results of operations and financial condition. In addition, the Company's growth strategy includes a plan to enter the international market and the laws of some foreign countries do not protect the Company's proprietary rights regarding the products to the same extent as do the laws of the United States. See "Risk Factors -- Dependence on Proprietary Technology."

FACILITIES

    The Company occupies 15,824 square feet of office and engineering space in Clearwater, Florida, with rent payable in the amount of $266,000 per year. This facility is leased through January 31, 1998 with an option to extend for an additional three year period.

REGULATION

    The Company's products must meet industry standards and receive certification for connection to certain public telecommunications networks prior to their sale. In the United States, the Company's products must comply with various regulations promulgated by the FCC and Underwriters Laboratories. Internationally, the Company's products must comply with standards established by telecommunications authorities in various countries as well as with recommendations of the Consultative Committee on International Telegraph and Telephony. In addition, certain products must be certified by Bell Communications Research, Inc. to be commercially viable. Although the Company's products have not been denied any regulatory approvals or certifications to date, any future inability to obtain on a timely basis or retain domestic or foreign regulatory approvals or certifications or to comply with existing or evolving industry standards could have a material adverse effect on the Company's business, operating results and financial condition.

    The telecommunications industry is subject to regulation in the United States and other countries. Federal and state regulatory agencies, including the FCC and the various state Public Utility Commissions ("PUCs") and Public Service Commissions regulate most of the Company's domestic customers. In February 1996, the Telecommunications Act of 1996 (the "Act") was passed. The Act allows IXCs, RBOCs, CAPs, independents and electric utility companies to compete with each other to provide local and long-distance service. The Company believes that the Act will increase the demand for systems, software and services as telecommunications service providers respond to the changing competitive environment by constructing new or enhancing existing networks.

    In addition, the FCC and a majority of the states have enacted or are considering regulations based upon alternative pricing methods. Under traditional rate of return pricing, telecommunications service providers were limited to a stated percentage profit on their investment. Under the new method of pricing, many PUCs have relaxed or eliminated the profit cap in return for the carrier's promise to reduce or hold service prices at current levels. In some states, the PUCs and the carriers have further agreed, in order to win relaxation of profit limits, that the carriers would invest large sums to upgrade the digital and optical capabilities of the network. The Company believes that the new methods of price regulation could increase the demand for its products.

    Outside the United States, telecommunications networks are primarily owned by the government or are strictly regulated by the government. Although potential growth rates of some international markets are higher than those of the United States, access to such markets is often difficult due to the established relationship between the government-owned or controlled telecommunications operating company and its traditional indigenous suppliers. However, there has been a global trend towards privatization and deregulation of the state-owned telecommunications operations. The Company believes that the current trend of privatization and deregulation will continue and that such trend could enhance the Company's international opportunities.

LITIGATION

    The Company is not a party to any material litigation and is not aware of any pending or threatened material litigation.

EMPLOYEES

    The Company employs a full-time staff of 57, 29 of which are technical personnel, 8 of which are internal sales staff and 20 of which are administrative personnel. The Company has agreements with all employees covering assignment of inventions and patents to the Company, confidentiality and non-competition after leaving the Company, as well as a comprehensive security agreement. The Company believes that its relationship with its employees is good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the executive officers and directors of the Company:

NAME                                             AGE                     POSITION
- --------------------------------------------  ---------  -----------------------------------------
Bryan J. Zwan...............................         48  Chairman of the Board,
                                                         Chief Executive Officer and Director
Doug C. Dohring.............................         38  President and Director
Elizabeth W. Weigand........................         39  Executive Vice President
Beth A. Morris..............................         42  Chief Financial Officer and
                                                         Vice President of Finance
Trevor Creary...............................         43  Vice President of Technology
Tom V. Williams.............................         43  Vice President of Production
Eric A. Mitchell............................         35  Vice President of Sales

    DR. ZWAN founded the Company in February 1991 and has served as its Chief Executive Officer and Chairman of the Board since inception. From 1987 to 1991, Dr. Zwan was Chief Executive Officer of Digital Photonics, Inc. ("DPI"), a SONET multiplexer manufacturer which he founded in 1987. DPI was purchased in December 1990 by Digital Transmission Systems, Inc., a manufacturer of digital cross connect switches and DS1 modems. From 1985 to 1987, Dr. Zwan was Vice President at DSC Communications Corporation. From 1976 to 1985, he started various businesses for the commercial development of thin film magnetic memory technologies, room temperature infrared detectors and amorphous thin film solar cells. Dr. Zwan was a member of the Research Facility Staff at the Massachusetts Institute of Technology for two years, and holds a Ph.D. from Rice University in Physics and two B.S. degrees from the University of Houston.

    MR. DOHRING joined the Company as its President in March 1996 and was elected as a Director in June 1996. From 1986 to March 1996, Mr. Dohring served as the Chairman and Chief Executive Officer of The Dohring Company, Inc., a privately held market research firm founded by Mr. Dohring which provides market research and consulting services In 1995, the Dohring Company had 75 employees and ranked 54th on Advertising Age's list of the top 100 market research firms in the nation. Mr. Dohring's firm developed and launched TREND TRAK, a hardware/software data collection product.

    MS. WEIGAND has been Executive Vice President since September 1994. Prior to joining the Company, from August 1992 to September 1994, Ms. Weigand served as administrator of a private health care concern. From March 1991 to August 1992, Ms. Weigand was Director of Sales at Kenfil Distribution, Inc., a software distributor. At Kenfil, she managed a staff of regional sales managers and account executives, restructured the sales and operations divisions and helped negotiate national contracts with companies such as Packard Bell, WordPerfect Corporation, and Borland International.

    MS. MORRIS has been Chief Financial Officer and Vice President of Finance of the Company since January 1996. Prior to joining the Company as Controller in January 1995, from 1989 through October 1994, Ms. Morris was the Controller of a division of Tredegar Industries, Inc., where she headed the efforts to achieve ISO 9001 certification. Ms. Morris is a Certified Public Accountant in the State of Florida.

    MR. CREARY has been Vice President of Technology since April 1996. Prior thereto, after joining the Company in December 1995, he was a Senior Engineer. From March 1992 until October 1995, he served as director of Hardware Development for a Sun Microsystems spin-off company, Axil Computer, Inc. From March 1987 until March 1992, Mr. Creary worked for Sun Microsystems as a Senior Staff Engineer where he was responsible for integrated circuits and systems level design for high end computer workstations. Mr. Creary served as Principal Engineer for Digital Equipment Corporation from 1976 to 1984, as Principal Engineer for Encore Computer Corporation from 1984 to 1986 and then as a member of the technical staff for Vitesse from 1986 to 1987. Mr. Creary holds an M.S.E.E. from the Massachusetts Institute of Technology.

    MR. WILLIAMS has been Vice President of Production since April 1995. Prior to joining the Company, from March 1994 to April 1995, Mr. Williams was an independent consultant to Lockheed Martin Corporation. From February 1991 to March 1994, Mr. Williams was a Program Manager at Group Technologies Corporation, located in Tampa, Florida.

    MR. MITCHELL has been Vice President of Sales since April 1995. From 1992 to 1995, Mr. Mitchell was the President of Crown Herald, Inc., a manufacturer of imprinted corporate products, where he managed a sales force of independent manufacturer's representatives throughout North America. Prior to that, from 1987 to 1992, Mr. Mitchell was Regional Manager of Penn Corporation, a manufacturer of imprinted corporate products.

OTHER KEY EMPLOYEES

    In addition to the executive officers and directors named above, certain key personnel also contribute significantly to the Company's management.

    RICHARD BROWN (Software Design Group Supervisor) joined the Company in December 1995. Mr. Brown is responsible for software design and development. From April 1981 to December 1995, Mr. Brown was a professional contractor working for such companies as IBM, Networking Dynamics and Real World Corporation.

    ROBERT GORANSSON (Quality Assurance Manager) joined the Company in March 1996. Mr. Goransson is responsible for customer support and product quality assurance. Prior to joining the Company, he served as Project Manager at Ericsson Network Systems, a manufacturer of telephone switching systems, from April 1981 until March 1996.

    DOUGLAS GARDNER (Senior Hardware Engineer) joined the Company in January 1996. Mr. Gardner is responsible for hardware design and engineering. Prior to joining the Company, Mr. Gardner was employed by AT&T Bell Labs from 1986 until the end of 1995. Most recently, he served AT&T as manager and lead engineer for its transmission division's undersea lightwave project.

    KENNETH T. MYERS (Engineering and Design Manager) joined the Company in September 1991. Mr. Myers is responsible for product design and engineering. Prior to joining the Company, Mr. Myers was the Chief Engineer at DPI from 1987 to 1991.

BOARD OF DIRECTORS

    The Board of Directors of the Company currently consists of two members. Upon consummation of the Offering, the Board will consist of five members (at least two of whom will not be employees of, or otherwise affiliated with, the Company) and will be classified into three classes. One class of directors will be elected each year, and the members of such class will hold office for a three-year term or until their successors are duly elected and qualified. The Board of Directors of the Company will establish committees, including compensation and audit committees, each of which will report to the Board of Directors.

    Executive officers are appointed by, and serve at, the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

COMPENSATION OF DIRECTORS

    During 1995, directors did not receive compensation for serving as members of the Board of Directors. Directors of the Company who are not officers or employees of the Company will receive an annual fee of $10,000. Directors are reimbursed for travel and other expenses relating to attendance at meetings of the Board of Directors or committees.

EXECUTIVE COMPENSATION

    The following table shows, for 1995, the cash and other compensation awarded to, earned by or paid to Dr. Zwan and each executive officer, other than Dr. Zwan, who earned in excess of $100,000 for all services in all capacities:

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION(1)
                                                                            ----------------------      OTHER
NAME AND PRINCIPAL POSITIONS                                                  SALARY      BONUS     COMPENSATION
- --------------------------------------------------------------------------  ----------  ----------  -------------
Bryan J. Zwan ............................................................  $  300,000  $   --       $   --
 Chairman of the Board and
 Chief Executive Officer
Al G. Zwan ...............................................................     110,000     110,000       --
 Former Executive Vice President
Elizabeth W. Weigand .....................................................      70,000      70,000       --
 Executive Vice President
Kenneth T. Myers .........................................................     100,000      --           --
 Engineering and Design Manager

- --------------
(1) Amounts include compensation paid during 1995 and deferred amounts.

OPTION PLAN

    The Company's 1996 Stock Option Plan (the "Option Plan") became effective on March 5, 1996. The purpose of the Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers and consultants of the Company and to promote the success of the Company's business. A reserve of 5,000,000 shares of the Company's Common Stock has been established for issuance under the Option Plan. The Option Plan is administered by the Board of Directors who may delegate the administration of the plan to a Committee of the Board. The Board now has, and such committee would have, complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

    Each option granted under the Option Plan has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Option Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock option granted under the Option Plan must be at least 100% and 85%, respectively, of the fair market value of the stock subject to the option on the date of grant (or 110% with respect to holders of more than 10% of the voting power of the Company's outstanding stock). The Board or, when appointed, such committee, has the authority to determine the fair market value of the stock. The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, in outstanding shares of Common Stock held by the participant, through a promissory note payable in installments over a period of years or any combination of the foregoing.

    The Board of Directors may amend or modify the Option Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the Option Plan may, without the approval of the Company's stockholders (i) modify the class of individuals eligible for participation, (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure, or (iii) extend the term of the Option Plan. The Option Plan will terminate on February 28, 2006, unless sooner terminated by the Board.

    As of the date of this Prospectus, the Company had outstanding options under the Option Plan for an aggregate of 2,582,500 shares of Common Stock.

EMPLOYMENT AGREEMENT

    Effective March 8, 1996, the Company entered into an employment agreement with Mr. Dohring (the "Employment Agreement"). The Employment Agreement provides for Mr. Dohring's employment as President at a base salary of $200,000, with eligibility to receive a bonus of up to $25,000 during the initial year of employment, and thereafter as determined by the Compensation Committee of the Board of Directors. The Employment Agreement provides for an initial term of one year with two one-year extensions unless terminated by either the Company or Mr. Dohring at the end of the initial term or a renewal term. Pursuant to the Employment Agreement, the Company awarded stock options for 1,500,000 shares of Common Stock at an exercise price of $3.33 per share, subject to a vesting schedule of 375,000 shares upon commencement and at the end of each full year served with the Company. The Employment Agreement contains confidentiality and noncompete provisions by Mr. Dohring in favor of the Company. In the event of the termination of Mr. Dohring, other than for cause following a merger, sale of assets or other change in control of the Company, Mr. Dohring will be entitled to severance payments not to exceed one year's salary.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1996 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each named executive officer,
(iv) all directors and executive officers of the Company as a group, and (v) each Selling Stockholder, after giving effect to the exercise of options and warrants prior to the closing of the offering. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                            SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                              OWNED PRIOR TO                          OWNED AFTER THE
                                                             THE OFFERING (1)        NUMBER OF         OFFERING (1)
                                                         -------------------------    SHARES     -------------------------
                         NAME                               NUMBER       PERCENT      OFFERED       NUMBER       PERCENT
- -------------------------------------------------------  ------------  -----------  -----------  ------------  -----------
Bryan J. Zwan (2)......................................    30,000,000        88.8%      --         30,000,000        81.5%
Doug C. Dohring (3)....................................       375,000         1.1%      --            375,000         1.0%
Norton S. Karno (4)....................................     1,350,000         4.0%     420,000        930,000         2.5%
Ellenburg Capital Corp. (5)............................       300,000           *      220,572         79,428           *
Paul Hedlund (6).......................................       177,500           *      155,261         22,239           *
Michael J. Baum (7)....................................       177,000           *      154,761         22,239           *
Stanley P. Zurn........................................        40,000           *       40,000        --
David A. Wagner or Patricia Flanagan Wagner............        34,906           *       17,456         17,450           *
George W. Murgatroyd (8)...............................        35,500           *       12,500         23,000           *
Edward F. Guignon (9)..................................        26,175           *        9,500         16,675           *
Jakob Kryszek..........................................        17,000           *        9,500          7,500           *
Alfred J. Cade.........................................        17,000           *        7,000         10,000           *
ASK Brown Trust........................................        14,046           *        7,000          7,046           *
Nicholas Brown.........................................         8,811           *        4,900          3,911           *
Frank & Jean Dufek.....................................         8,500           *        4,700          3,800           *
Carl R. Gratz Residuary Trust..........................         8,500           *        4,700          3,800           *
Venture Tech Investors.................................         8,876           *        4,400          4,476           *
First Trust Corp. TTEE for Bert Rettner................         4,250           *        4,250        --
Ruth Cantley...........................................         8,500           *        3,500          5,000           *
Tony Lonstein..........................................         7,000           *        7,000        --                *
Monte Factor TTEE under the will of Ted H. Factor......         8,500           *        2,800          5,700           *
Douglas J. Sterne......................................         4,250           *        2,250          2,000           *
Frank G. McGuire III/Jordon Trust......................         8,500           *        2,100          6,400           *
George J. Baxter.......................................         9,036           *        2,100          6,936           *
Sean Lilly.............................................         8,500           *        2,000          6,500           *
Margaret A. Guignon (10)...............................        18,003           *        1,750         16,253           *
All executive officers and directors as a group
 (7 persons) (11)......................................    30,375,000        94.3%      --         30,375,000        81.7%

- ------------------
*   Less than one percent

 (1) Includes shares of Common Stock issuable pursuant to options held by the individuals listed above that may be exercised within 60 days after June 30, 1996.

 (2) Includes 7,000,000 shares of Common Stock held by the Zwan Family Limited Partnership (the "Zwan Partnership"). Dr. Zwan is a general partner of the Zwan Partnership, in which he holds a 1% general partnership interest. As the general partner, he has sole voting and investment control over the shares of Common Stock held by the Zwan Partnership. Dr. Zwan's address is 601 Cleveland Street, Fifth Floor, Clearwater, Florida 34615.

 (3) Consists of 375,000 shares of Common Stock issuable pursuant to employee stock options that may be exercised by Mr. Dohring within 60 days after June 30, 1996. Mr. Dohring's address is 601 Cleveland Street, Fifth Floor, Clearwater, Florida 34615.

 (4) Includes 600,000 shares of Common Stock issuable pursuant to presently exercisable warrants. Mr. Karno has disclaimed beneficial ownership of 450,000 shares of Common Stock.

 (5) Includes 300,000 shares of Common Stock issuable pursuant to presently exercisable warrants. Ellenburg Capital Corp. has disclaimed beneficial ownership of such shares of Common Stock.

 (6) Includes 3,870 shares of Common Stock issuable pursuant to presently exercisable warrants.

 (7) Includes 10,000 shares of Common Stock issuable pursuant to presently exercisable warrants.

 (8) Includes 10,000 shares of Common Stock issuable pursuant to presently exercisable warrants.

 (9) Includes 2,500 shares of Common Stock issuable pursuant to presently exercisable warrants.

(10) Includes 1,750 shares of Common Stock issuable pursuant to presently exercisable warrants.

(11) Includes shares of Common Stock issuable pursuant to employee stock options held by executive officers that may be exercised within 60 days after June 30, 1996.

                              CERTAIN TRANSACTIONS

LOAN TO FOUNDER

    On December 21, 1995, the Company loaned Dr. Zwan, the Company's Chairman of the Board and Chief Executive Officer, $1.7 million which he advanced to LMI, Inc. ("LMI"), a corporation wholly owned by Dr. Zwan, to enable LMI to repay a loan extended to LMI by a former stockholder of the Company. See " -- Transactions with Former Stockholder" below. The loan to Dr. Zwan is due on December 20, 1997. Interest only is payable monthly at the rate of 9% per annum and the original principal amount of the loan remains outstanding as of the date of this Prospectus.

LOANS MADE BY FOUNDER

    Since 1991, Dr. Zwan from time to time has advanced personal funds to the Company to fund working capital needs. These loans were evidenced by demand promissory notes bearing interest at 9% per annum. All such loans have been satisfied as of June 30, 1996.

LOANS GUARANTEED BY FOUNDER

    Dr. Zwan and/or his wife have personally guaranteed most of the Company's indebtedness incurred since inception. Currently, Dr. Zwan and/or his wife are obligated as personal guarantor of the Company's indebtedness in the principal amount of $2.4 million due August 20, 1996 to a former stockholder of the Company which is expected to be retired with proceeds from the exercise of outstanding warrants prior to the Offering. See " -- Transactions with GAF USA."

TRANSACTIONS WITH FORMER STOCKHOLDER

    On June 21, 1994, Dr. Zwan sold 28,823,529 of the 58,823,529 shares of the Common Stock then outstanding (after giving effect to subsequent splits and conversions) to an unaffiliated third party (the "Former Stockholder") for a purchase price of $500,000 pursuant to a Stock Purchase Agreement. In connection with that transaction, the Former Stockholder became a member of the Company's Board of Directors and the Former Stockholder and the Company entered into a Shareholders' Agreement (the "Stockholders' Agreement") restricting both the stockholders' ability to transfer their shares and the Company's ability to issue additional shares of Common Stock and any other securities. Sale of the
28,823,529 shares was originally intended to be a part of a series of transactions pursuant to which Dr. Zwan would also acquire stock of and provide technological support to certain companies owned by the Former Stockholder, the businesses of which are not related to telecommunications. Subsequently, Dr. Zwan determined not to proceed with the planned affiliation and on February 9, 1995, the Company acquired from the Former Stockholder the option to repurchase the shares of Common Stock held by the Former Stockholder for a price of $2.5 million (the "Option"). The Option originally provided that the Company would be credited with a $1.6 million partial payment of the Option purchase price upon payment of such amount to GAF HK (hereinafter defined) by LMI with respect to the GAF HK Loan (hereinafter defined). The Option subsequently was modified to reduce the price to $800,000 and eliminate the credit for LMI's payment of the GAF HK Loan. On November 30, 1995, the Company exercised the Option by repurchasing the 28,823,529 shares subject to the Option for $800,000 (the "Repurchase") and the Former Stockholder resigned from the Board of Directors.

TRANSACTIONS WITH GAF USA

    Pursuant to the Stock Purchase Agreement, in June 1994 the Former Stockholder caused Great American Fun Corp., an Ohio corporation which was wholly owned by the Former Stockholder ("GAF USA"), to provide the Company with a $3 million line of credit facility secured by the Company's business assets (the "GAF USA Loan"). The Company has borrowed $2.4 million of the principal amount available under the GAF USA Loan. The principal of the GAF USA Loan bears interest at the prime rate and matures on August 20, 1996, at which time the entire principal balance of $2.4 million together with all accrued interest and extension fees, aggregating approximately $2.7 million, will be due and payable. The GAF USA Loan is secured by 13,800,000 shares of Common Stock held of record by Dr. Zwan. It is anticipated that the GAF USA loan will be retired with proceeds from the exercise of outstanding warrants prior to the Offering.

TRANSACTIONS WITH GAF HK

    On June 25, 1994, LMI borrowed $1.5 million (the "GAF HK Loan") from Great American Fun (HK) Ltd., a Hong Kong corporation wholly owned by the Former Stockholder ("GAF HK"). The GAF HK Loan had an original maturity date of August 31, 1995, but was extended until December 22, 1995. On December 22, 1995, the GAF HK Loan was retired with the proceeds of a loan by the Company to Dr. Zwan, which he advanced to LMI. See " -- Loan to Dr. Zwan."

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20,000,000 shares of Preferred Stock, $.0001 par value, issuable in series and 200,000,000 shares of Common Stock, $.0001 par value. The following statements are brief summaries of certain provisions relating to the Company's capital stock contained in its Certificate of Incorporation (the "Certificate") and Bylaws and in the laws of Delaware.

COMMON STOCK

    The Company's authorized Common Stock consists of 200,000,000 shares, $.0001 par value, of which 31,900,829 shares are issued and outstanding as of the date of this Prospectus. The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of the Company's Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As of the date of this Prospectus, there are 66 holders of record of the Company's Common Stock. Each share of the Company's Common Stock is entitled to equal dividend rights and to equal rights in the assets of the Company available for distribution to holders of Common Stock upon liquidation, subject to the rights of outstanding series of Preferred Stock. The Company's Certificate and Bylaws do not provide for preemptive rights of the holders of its Common Stock. The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

    The Company's Board of Directors may, without further action by the Company's stockholders, from time to time direct the issuance of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of the Common Stock. See "Dividend Policy." Also, holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting powers of the holders of Common Stock, including the loss of voting control to others. No shares of Preferred Stock have been issued. While the Company has in the past entertained proposals to issue Preferred Stock to various investors, no agreements to issue Preferred Stock exist at the present time.

WARRANTS

    The Company has outstanding warrants to purchase an aggregate of 1,903,120 shares of Common Stock which will expire prior to the completion of the Offering, if not earlier exercised.

CERTAIN VOTING PROVISIONS

    Stockholders' rights and related matters are governed by Delaware corporate law, the Company's Certificate and its Bylaws. Certain provisions of the Certificate and Bylaws which are summarized below may affect potential changes in control of the Company. The Board of Directors believes that these provisions are in the best interests of stockholders because they will encourage a potential acquiror to negotiate with the Board of Directors, which will be able to consider the interests of all stockholders in a change of control situation. However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management more difficult.

    Article Eight of the Certificate contains provisions (the "Fair Price Provisions") which require the approval (an "Unaffiliated 70% Vote") of the holders of 70% of those shares that are not beneficially owned or controlled by a stockholder who owns directly or indirectly 10% or more of the outstanding voting shares of the Company (a "Related Person"), defined to exclude the sole incorporator of the Company, Bryan J. Zwan, or his affiliates, as a condition to specified business combinations (the "Business Combinations") with or proposed by any Related Person, except where the transaction (i) has been approved by two-thirds of the directors who are not affiliated with the Related Person (the "Continuing Directors") or (ii) meets certain minimum price criteria and procedural conditions. If the Business Combination satisfies either of these criteria, the usual requirements of applicable law, regulations and other provisions of the Certificate would apply.

    A Business Combination includes, among others, the following: (i) a merger or consolidation of the Company or any subsidiary of the Company with a Related Person; (ii) the sale, lease, mortgage or other disposition by the Company or any subsidiary of the Company of assets worth more than a specified amount to a Related Person; (iii) the sale, lease or mortgage to the Company or any subsidiary of the Company of all or more than a specified amount of the assets of a Related Person or its affiliates; (iv) the issuance, pledge or transfer of stock or other securities of the Company or any of its subsidiaries to a Related Person in exchange for cash or property worth more than a specified amount, unless such person is acting as an underwriter with respect to such securities;
(v) the adoption of any plan or proposal to liquidate or dissolve the Company that is proposed by a Related Person; (vi) any reclassification of securities, recapitalization or other transaction which has the direct or indirect effect of increasing the voting power or proportionate share of the outstanding stock (or of any class or series of stock) of the Company or any subsidiary of the Company owned by a Related Person; (vii) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing; or (vii) any series of transactions that not less than two-thirds of the Continuing Directors determine are related and, if taken together, would constitute a Business Combination.

    The Fair Price Provisions require the consideration to be paid to the Company's stockholders in a Business Combination not approved by either two-thirds of the Continuing Directors or an Unaffiliated 70% Vote to be either cash or the same type of consideration paid by the Related Person in acquiring the Company's voting stock that it previously acquired. The fair market value of any consideration other than cash or publicly traded securities would be determined by a majority of the Continuing Directors. The Fair Price Provisions require the Related Person to meet the minimum price criteria with respect to each class or series of Common or Preferred Stock, whether or not the Related Person owned shares of that class or series prior to proposing the Business Combination.

    The Board of Directors has observed situations in corporate takeovers involving the payment of cash to acquire equity interests in a company followed by a payment to the remaining stockholders of a price for their shares that is lower than the price paid to acquire control or that is in a different form of consideration. The Board of Directors considers that such two-step acquisitions often are unfair to a target company's stockholders, since they tend (and are sometimes designed) to cause concern on the part of the stockholders that if they do not act promptly, they risk either being relegated to the status of minority stockholders in a controlled company or being forced to accept a lower price for all of their shares. The Fair Price Provisions are intended to prevent certain of the potential inequities of those Business Combinations that involve two or more steps, since such provisions will tend to discourage purchasers whose objective is to seek control of the Company at a relatively inexpensive price without meeting minimum fair price and procedural requirements for acquiring the remaining equity interest. In the absence of compliance with such minimum price and procedural requirements, only the approval of two-thirds of the Continuing Directors or an Unaffiliated 70% Vote of the stockholders can approve the transaction. However, since the Continuing Directors would have the authority to eliminate the Unaffiliated 70% Vote requirement, the Fair Price Provisions may tend to insulate current management against the possibility of removal in the event of a takeover bid and may deter a potentially beneficial change of control.

    The Certificate provides that following the annual meeting of stockholders in 1996, each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually. Candidates for directors shall be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company at least 120 days before the annual meeting. The Company may have one to nine directors as determined from time to time by the Board. The Board of Directors currently consists of two members. Between stockholders' meetings, the Board may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office only for cause and only by the affirmative vote of at least 70% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

    The Certificate further provides that stockholder action must be taken at a meeting of stockholders and may not be effected by any consent in writing unless approved by a vote of two-thirds of the Continuing Directors. Special meetings of stockholders may be called only by the President or by a majority of the Board of Directors. If a stockholder wishes to propose an agenda item for consideration, he must give a brief description of each item and notice to the Company not less than 120 nor more than 180 days prior to the meeting. Stockholders will need to present their proposals or director nominations in advance of the time they receive notice of the meeting since the Company's Bylaws provide that notice of a stockholders' meeting must be given not less than ten or more than 60 days prior to the meeting date.

    The Certificate generally provides further that the foregoing provisions of the Certificate and Bylaws may be amended or repealed by the stockholders only with the affirmative vote of at least 70% of the shares entitled to vote generally in the election of directors voting together as a single class unless two-thirds of the Continuing Directors approve the changes in which event a majority vote would be sufficient. These provisions exceed the usual majority vote requirement of Delaware law and are intended to prevent the holders of less than 70% of the voting power from circumventing the foregoing terms by amending the Certificate or Bylaws. These provisions, however, enable the holders of more than 30% of the voting power to prevent amendments to the Certificate or Bylaws even if they are approved by the holders of a majority of the voting power.

    The effect of such provisions of the Company's Certificate and Bylaws may be to make more difficult the accomplishment of a merger or other takeover or change in control of the Company. To the extent that these provisions have this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and in so doing may diminish the market value of Common Stock. The Company is not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of Common Stock.

PERSONAL LIABILITY OF DIRECTORS

    Delaware law authorizes a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages for breach of certain fiduciary duties as a director. The Company believes that such a provision is beneficial in attracting and retaining qualified directors, and accordingly the Certificate includes a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except as provided under Delaware law. Pursuant to Delaware law, directors of the Company are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action was taken in the best interest of the corporation), or for claims arising under the federal securities laws. The foregoing provisions of the Certificate may reduce the likelihood of success of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, the Company intends to enter into indemnity agreements with present and future officers and directors for the indemnification of and the advancing of expenses to such persons to the full extent permitted by law.

REGISTRATION RIGHTS

    Holders of 1,900,829 shares of Common Stock and warrants to purchase an aggregate of 1,903,120 shares of Common Stock currently possess the right to have the shares of Common Stock registered under the Securities Act whenever the Company proposes to register Common Stock under the Securities Act for sale to the public. Such holders may require the Company, subject to certain limitations,  to  include all  or  any portion  of  their Common  Stock  in such registration (the  "Piggyback  Registration")  and  to  pay  such  stockholders'
registration expenses, but not underwriting commissions or discounts in connection with such registrations. To the extent the managing underwriter associated with such registration determines to include only shares offered by the Company, the Company will not have an obligation to register any shares held by such holders for sale. In addition, the number of shares to be included will be reduced pro-rata with all other secondary shares. The Company has agreed to indemnify the holders against certain liabilities, including liabilities under the Securities Act, in connection with the registration of their shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has not been any public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price.

    Upon completion of the Offering, the Company will have outstanding 36,803,949 shares of Common Stock (based upon shares outstanding as of June 30, 1996 and assuming the anticipated exercise of warrants and options to purchase shares of Common Stock prior to the Offering). Of these shares, the 4,100,000 shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that shares owned by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with applicable provisions of Rule 144. The remaining 32,703,949 shares of Common Stock (the "Restricted Shares") held by existing stockholders upon completion of the Offering will be "restricted" securities within the meaning of Rule 144 and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including sales pursuant to Rule 144.

    All directors and officers and each of the Selling Stockholders have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of CS First Boston Corporation. See "Underwriting." Beginning 180 days after the date of this Prospectus, 30,000,000 additional Restricted Shares subject to such agreements will become eligible for sale in the public market pursuant to Rule 144. CS First Boston Corporation may, in its sole discretion and at any time without notice, waive the provisions of the lock-up agreements.

    In general, under Rule 144, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years (including the holding period of certain prior owners), will be entitled to sell in "restricted brokers' transactions" or to market makers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a number of Restricted Shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 370,000 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject, generally, to the filing of a Form 144 with respect to such sales and certain other limitations and restrictions. In addition, a person (or person whose shares are aggregated), who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the Restricted Shares proposed to be sold for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Further, Rule 144A under the Act permits the immediate sale of restricted shares to certain qualified institutional buyers without regard to the volume restrictions described above.

    In general, under Rule 701 of the Securities Act, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written compensatory agreement is entitled to resell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and Affiliates are entitled to sell their Rule 701 shares without having to comply with holding-period restrictions under Rule 144, in each case commencing 90 days after the Company becomes subject to the reporting requirements of
Section 13 of the Exchange Act. Rule 701 is available for stockholders of the Company as to all shares issued pursuant to exercises of options granted prior to the Offering.

    As of the date hereof, the Company has authorized an aggregate of up to 5,000,000 shares of Common Stock for issuance pursuant to its Option Plan. As of the date hereof, options to purchase 2,582,500 shares have been granted pursuant to the Option Plan. The Company intends to file registration statements under the Securities Act within approximately 90 days after the date of this Prospectus to register up to 5,000,000 shares available for issuance under the Option Plan. After the effective date of the applicable registration statement, shares of Common Stock issued under the Option Plan will be immediately available for sale in the public market, subject in certain cases to the lock-up restrictions described above and subject, in the case of sales by Affiliates, to certain limitations and restrictions under Rule 144.

                                  UNDERWRITING

    Under the terms and subject to  the conditions contained in an  Underwriting
Agreement  dated                 , 1996 (the "Underwriting Agreement") among the
Company, the Selling Stockholders and the underwriters named below (the "Underwriters"), the Underwriters have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite their names below.

                                                                                   NUMBER OF
            UNDERWRITER                                                              SHARES
                                                                                   ----------
CS First Boston Corporation......................................................

                                                                                   ----------
      Total......................................................................   4,100,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Company has granted to the Underwriters an option exercisable by CS First Boston Corporation on behalf of the Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 615,000 additional shares of the Common Stock at the initial public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any, in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

    The Company and the Selling Stockholders have been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Underwriters, to certain dealers at such price less a concession of $ per share, and the Underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

    The Underwriters have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares being offered hereby.

    The Company, its officers and directors and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company, file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act relating to any additional shares of the Company's Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Common Stock, without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except issuances pursuant to the exercise of stock options granted under the Option Plan.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

    Application has been made to list the shares of Common Stock on The NASDAQ National Market.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the shares of Common Stock has been negotiated between the Company and the Underwriters. Among the factors considered in the determining the initial public offering price of the Common Stock were the Company's historic performance, estimates of the business potential and earnings prospects of the Company and its industry in general, an assessment of the Company's management, the market valuation of companies in related businesses, the general condition of the equity securities market and other relevant factors. There can be no assurance that the initial public offering price of the Common Stock will correspond to the price at which the Common Stock will trade in the public market subsequent to the Offering, or that an active public market for the Common Stock will develop and continue after the Offering.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each  purchaser  of  Common  Stock   in  Canada  who  receives  a   purchase
confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons and the Selling Stockholders in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

    The validity of Common Stock offered hereby will be passed upon for the Company by Baker & McKenzie. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by King & Spalding.

                                    EXPERTS

    The balance sheet as of December 31, 1995 and 1994 and the statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995 and cumulative for the period from inception, October 12, 1990, through December 31, 1995, appearing in this Prospectus and Registration Statement in reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of Coopers & Lybrand, L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete and, where such contract, agreement or other document is an exhibit to the Registration Statement, reference is made to such exhibit for a complete description of the matter involved, and each such statement is qualified in all respects by the provisions of such exhibit. Copies of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission upon payment of fees prescribed by the Commission. The Registration Statement may also be obtained through the Commission's Internet address at "http:// www.sec.gov."

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and a report thereon by its independent public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements of Operations...................................................................................         F-4

Statements of Stockholders' Deficit........................................................................         F-5

Statements of Cash Flows...................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Digital Lightwave, Inc.

    We have audited the accompanying balance sheets of Digital Lightwave, Inc. (a Development Stage Enterprise) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1993, 1994 and 1995 and cumulative for the period from inception, October 12, 1990, through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Lightwave, Inc. (a Development Stage Enterprise) as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1993, 1994 and 1995 and cumulative for the period from inception, October 12, 1990, through December 31, 1995, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred cumulative losses of approximately $6.2 million for the period from inception, October 12, 1990, through December 31, 1995, and has a stockholders' deficit of approximately $8.2 million as of December 31, 1995, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tampa, Florida
February 16, 1996, except as to the information in Notes 6 and 10, for which the dates are June 30, 1996 and July 25, 1996, respectively

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                      JUNE 30,
                                                                                                        1996
                                                                         DECEMBER 31,  DECEMBER 31,  -----------
                                                                             1994          1995
                                                                         ------------  ------------  (UNAUDITED)
Current assets:
  Cash and cash equivalents............................................   $       26    $       72    $     951
  Receivables..........................................................           --            10        1,001
  Inventories..........................................................           97           622          563
  Prepaid expenses.....................................................           25            48          231
                                                                         ------------  ------------  -----------
    Total current assets...............................................          148           752        2,746
Property and equipment, net............................................          172           515          664
Other assets...........................................................           12            10           14
                                                                         ------------  ------------  -----------
                                                                          $      332    $    1,277    $   3,424
                                                                         ------------  ------------  -----------
                                                                         ------------  ------------  -----------

                                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued liabilities.............................   $      449    $    1,278    $   1,404
  Notes payable........................................................        1,500         7,695        3,150
  Notes payable -- related party.......................................          102           202           --
  Capital lease obligation, current portion............................           36           172          166
                                                                         ------------  ------------  -----------
    Total current liabilities..........................................        2,087         9,347        4,720
Notes payable..........................................................          500            --        1,000
Capital lease obligation...............................................           73            88           42
Other long-term liabilities............................................           --             5            2
                                                                         ------------  ------------  -----------
    Total liabilities..................................................        2,660         9,440        5,764
                                                                         ------------  ------------  -----------
Commitments (Notes 6, 7, 8, and 10)

Stockholders' deficit:
  Preferred stock, $.0001 par value; authorized 20,000,000 shares; no
   shares issued or outstanding........................................           --            --           --
  Common stock, $.0001 par value; authorized 200,000,000 shares; issued and outstanding 58,823,529, 30,000,000, and 31,853,829 shares,
   respectively........................................................            6             3            4
  Additional paid-in capital...........................................          521           521        8,223
  Deficit accumulated during the development stage.....................       (2,855)       (6,987)      (8,867)
                                                                         ------------  ------------  -----------
                                                                              (2,328)       (6,463)        (640)
  Less: Note receivable from stockholder...............................           --        (1,700)      (1,700)
                                                                         ------------  ------------  -----------
    Total stockholders' deficit........................................       (2,328)       (8,163)      (2,340)
                                                                         ------------  ------------  -----------
      Total liabilities and stockholders' deficit......................   $      332    $    1,277    $   3,424
                                                                         ------------  ------------  -----------
                                                                         ------------  ------------  -----------

   The accompanying notes are an integral part of these financial statements.

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       CUMULATIVE
                                    YEAR ENDED DECEMBER 31,               SINCE
                          -------------------------------------------  OCTOBER 12,
                              1993           1994           1995          1990
                          -------------  -------------  -------------  -----------   SIX MONTHS ENDED JUNE 30,
                                                                                    ----------------------------
                                                                                        1995           1996
                                                                                    -------------  -------------
                                                                                     (UNAUDITED)    (UNAUDITED)
Sales...................  $          --  $          --  $          --   $      --   $          --  $       1,314
Cost of goods sold......             --             --             --          --              --           (522)
                          -------------  -------------  -------------  -----------  -------------  -------------
    Gross profit........             --             --             --          --              --            792
                          -------------  -------------  -------------  -----------  -------------  -------------
Operating expenses:
  Research and
   development..........            439          1,241          1,509       3,679             654            719
  General and
   administrative.......            106            179          1,017       1,379             407          1,101
  Sales and marketing...             --             67            199         266             104            460
  Relocation............             --             81             --          81              --             --
                          -------------  -------------  -------------  -----------  -------------  -------------
    Total operating
     expenses...........            545          1,568          2,725       5,405           1,165          2,280
                          -------------  -------------  -------------  -----------  -------------  -------------
Operating income
 (loss).................           (545)        (1,568)        (2,725)     (5,405)         (1,165)        (1,488)
Interest income.........              2              1              8          12               2             85
Interest expense........            (43)          (115)          (621)       (797)           (199)          (482)
Other income............             --             --              4           4              --              5
    Income (loss) before
     income taxes.......           (586)        (1,682)        (3,334)     (6,186)         (1,362)        (1,880)
Provision for income
 taxes..................             (1)            (1)            --          (3)             --             --
                          -------------  -------------  -------------  -----------  -------------  -------------
    Net income (loss)...  $        (587) $      (1,683) $      (3,334)  $  (6,189)  $      (1,362) $      (1,880)
                          -------------  -------------  -------------  -----------  -------------  -------------
                          -------------  -------------  -------------  -----------  -------------  -------------
  Net income (loss) per
   share................  $       (0.01) $       (0.03) $       (0.06)              $       (0.02) $       (0.06)
                          -------------  -------------  -------------               -------------  -------------
                          -------------  -------------  -------------               -------------  -------------
Weighted average common
 and common equivalent
 shares outstanding.....     62,904,969     62,904,969     60,503,008                  62,904,969     34,081,440

   The accompanying notes are an integral part of these financial statements.

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                     NOTE
                                                  COMMON STOCK           ADDITIONAL               RECEIVABLE
                                           --------------------------     PAID-IN                    FROM
                                              SHARES        AMOUNT        CAPITAL      (DEFICIT)  STOCKHOLDER      TOTAL
                                           -------------  -----------  --------------  ---------  -----------  -------------
Sale of common stock, October, 1990......     58,823,529   $      --    $         --   $      --   $      --   $          --
Contributed capital......................             --           8             735          --          --             743
Assets exchanged for note payable (See
 Note 9).................................             --          (2)           (214)         --          --            (216)
Net loss from inception..................             --          --              --        (585)         --            (585)
                                                                  --
                                           -------------               --------------  ---------  -----------  -------------
Balance, December 31, 1992...............     58,823.529           6             521        (585)         --             (58)
Net loss.................................             --          --              --        (587)         --            (587)
                                                                  --
                                           -------------               --------------  ---------  -----------  -------------
Balance, December 31, 1993...............     58,823,529           6             521      (1,172)          0            (645)
Net loss.................................             --          --              --      (1,683)         --          (1,683)
                                                                  --
                                           -------------               --------------  ---------  -----------  -------------
Balance, December 31, 1994...............     58,823,529           6             521      (2,855)         --          (2,328)
Purchase and retirement of common stock,
 November................................    (28,823,529)         (3)             --        (798)         --            (801)
Note receivable from stockholder.........             --          --              --          --      (1,700)         (1,700)
Net loss.................................             --          --              --      (3,334)          0          (3,334)
                                                                  --
                                           -------------               --------------  ---------  -----------  -------------
Balance, December 31, 1995...............     30,000,000           3             521      (6,987)     (1,700)         (8,163)
Issuance of common stock in exchange for
 debt, March, $0.88 (unaudited)..........        300,000           0             264           0           0             264
Issuance of common stock in exchange for
 debt, March, $3.33 (unaudited)..........        781,544           1           2,603           0           0           2,604
Issuance of common stock in exchange for
 debt, March, April, May, $6.00
 (unaudited).............................        439,297           0           2,637           0           0           2,637
Sale of common stock, March, April,
 $6.00, (unaudited)......................        232,988           0           1,398           0           0           1,398
Sale of common stock, May, April $8.00
 (unaudited).............................        100,000           0             800           0           0             800
Net loss (unaudited).....................              1           0              --      (1,880)         --          (1,880)
                                                                  --
                                           -------------               --------------  ---------  -----------  -------------
Balance, June 30, 1996 (unaudited).......     31,853,829   $       4    $      8,223   $  (8,867)  $  (1,700)  $      (2,340)
                                                                  --
                                                                  --
                                           -------------               --------------  ---------  -----------  -------------
                                           -------------               --------------  ---------  -----------  -------------

   The accompanying notes are an integral part of these financial statements.

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      YEAR ENDED DECEMBER 31,      CUMULATIVE    SIX MONTHS ENDED JUNE
                                                                                      SINCE               30,
                                                  -------------------------------  OCTOBER 12,  ------------------------
                                                    1993       1994       1995        1990         1995         1996
                                                  ---------  ---------  ---------  -----------  -----------  -----------
                                                                                                (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................  $    (587) $  (1,683) $  (3,334)  $  (6,189)   $  (1,362)   $  (1,880)
  Adjustments to reconcile net loss to net cash
   used by operating activities:
    Interest expense converted to equity........         --         --         --          --           --          113
    Depreciation and amortization...............         41         59        102         207           37           68
    Loss on disposal of property................         --         43         --          43           --           --
    Changes in operating assets and liabilities:
      Increase in receivables...................         --         --        (10)        (10)          --         (991)
      (Increase) decrease in inventories........         --        (97)      (526)       (622)        (337)          59
      (Increase) decrease in prepaid expenses
       and other assets.........................         --        (29)       (21)        (58)          15         (187)
      Increase in accounts payable and accrued
       liabilities..............................         91        241        760       1,209          714         (184)
                                                  ---------  ---------  ---------  -----------  -----------  -----------
        Net cash used by operating activities...       (455)    (1,466)    (3,029)     (5,420)        (933)      (3,002)
                                                  ---------  ---------  ---------  -----------  -----------  -----------
Cash flows for investing activities:
  Purchases of property and equipment...........        (40)       (93)      (173)       (327)        (135)        (200)
                                                  ---------  ---------  ---------  -----------  -----------  -----------
        Net cash used by investing activities...        (40)       (93)      (173)       (327)        (135)        (200)
                                                  ---------  ---------  ---------  -----------  -----------  -----------
Cash flows from financing activities:
  Capital contributions by stockholder..........         --         --         --         744           --           --
  Stockholder borrowings........................         --         --     (1,700)     (1,700)          --           --
  Proceeds from notes payable...................        300      2,000      5,696       7,995        1,202        2,350
  Principal payments on notes payable...........         --       (300)        --        (560)          --         (571)
  Proceeds from notes payable, related party....        146        152        100         528           --           --
  Principal payments on notes payable, related
   party........................................       (130)      (305)        --        (305)        (102)        (202)
  Principal payments, capital lease
   obligation...................................        (16)       (19)       (47)        (82)         (22)         (69)
  Cash paid for common stock....................         --         --         --          --           --        2,573
  Purchase and retirement of common stock.......         --         --       (801)       (801)          --           --
                                                  ---------  ---------  ---------  -----------  -----------  -----------
        Net cash provided by financing
         activities.............................        300      1,528      3,248       5,819        1,078        4,081
                                                  ---------  ---------  ---------  -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents....................................       (195)       (31)        46          72           10          879
Cash and cash equivalents at beginning of
 period.........................................        252         57         26          --           26           72
                                                  ---------  ---------  ---------  -----------  -----------  -----------
Cash and cash equivalents at end of period......  $      57  $      26  $      72   $      72    $      36    $     951
                                                  ---------  ---------  ---------  -----------  -----------  -----------
                                                  ---------  ---------  ---------  -----------  -----------  -----------
Supplementary information:
  Cash paid for interest........................  $      12  $      88  $     154   $     253
                                                  ---------  ---------  ---------  -----------
                                                  ---------  ---------  ---------  -----------
  Cash paid for income taxes....................             $      --  $      --   $       3
                                                  $    ----
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------
                                                  ---------
                                                  ---------
Noncash investing and financing activities:
  Capital lease obligation......................  $      92  $      51  $     246   $     389    $      --    $      17
                                                  ---------  ---------  ---------  -----------  -----------  -----------
                                                  ---------  ---------  ---------  -----------  -----------  -----------
  Accrued interest converted to equity..........  $      --  $      --  $      --   $      --    $      --    $      92
                                                  ---------  ---------  ---------  -----------  -----------  -----------
                                                  ---------  ---------  ---------  -----------  -----------  -----------
  Fixed asset additions included in accounts
   payable at period end........................  $      --  $      --  $      25   $      --    $      --    $      --
                                                  ---------  ---------  ---------  -----------  -----------  -----------
                                                  ---------  ---------  ---------  -----------  -----------  -----------
  Assets exchanged for note payable.............  $      --  $      --  $      --   $     217    $      --    $      --
                                                  ---------  ---------  ---------  -----------  -----------  -----------
                                                  ---------  ---------  ---------  -----------  -----------  -----------
  Equipment contributed by stockholder..........  $      --  $      --  $      --   $      23    $      --    $      --
                                                  ---------  ---------  ---------  -----------  -----------  -----------
                                                  ---------  ---------  ---------  -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    GENERAL -- Digital Lightwave, Inc. (the "Company") was incorporated on October 12, 1990. The Company commenced business on February 15, 1991 to develop and manufacture network information systems.

    BASIS OF PRESENTATION -- The Company is classified as a development stage enterprise and has incurred cumulative losses of approximately $6.2 million for the period from inception, October 12, 1990, through December 31, 1995 and has a stockholders' deficit of approximately $8.2 million as of December 31, 1995. The Company has experienced significant losses as substantially all of the proceeds from issuance of common stock, capital contributions and notes payable have been used to fund product development of network information systems.

    The Company introduced its first product at a major trade show in March 1995. As of June 30, 1996, the Company had sales of $1.3 million of product. However, there can be no assurance that the Company will be successful in marketing the network information systems, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

    COMMENCEMENT OF OPERATIONS -- During the period from inception, October 12, 1990, to December 31, 1995, the Company was a developmental stage company as defined in Financial Accounting Standards Board Statement No. 7, "Development Stage Enterprises." Principal operations began June 30, 1996.

    INTERIM FINANCIAL INFORMATION -- The unaudited financial statements as of June 30, 1996, and for the six months ended June 30, 1995 and 1996, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations, and cash flows. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

    CASH EQUIVALENTS -- The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

    INVENTORIES -- Inventories are stated at the lower of cost (first-in, first-out) or market. The costs of certain inventory units are charged to expense if the Company determines that the units will be used for demonstration purposes.

    REVENUE RECOGNITION -- Revenue is recognized at the date of shipment as the Company has no further significant obligations and, therefore, the earnings process is complete.

    PROPERTY AND EQUIPMENT -- The Company's property and equipment, including certain assets under capital leases, are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives of 5-7 years, or over the lesser of the term of the lease or the estimated useful life of assets under the capital lease. Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation and amortization, and any resulting gain or loss is included in the results of operations.

    RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense when incurred.

    INCOME TAXES -- The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    COMPUTATION OF NET LOSS PER SHARE -- Net loss per common and common equivalent share for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 (unaudited) and June 30, 1996 (unaudited) have been computed using the weighted average number of common and common equivalent shares outstanding using the treasury stock method, as adjusted for the common stock split described in Note 10 for all periods presented, and for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 (unaudited) and June 30, 1996 (unaudited) is summarized as follows:

                                                     YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                             ----------------------------------------  --------------------------
                                                 1993          1994          1995          1995          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
Weighted average common stock outstanding      59,907,164    59,907,164    57,505,203    59,907,164    31,083,635
Weighted average common stock equivalents
 outstanding                                    2,997,805     2,997,805     2,997,805     2,997,805     2,997,805
                                             ------------  ------------  ------------  ------------  ------------
Shares used in net loss per share
 calculation                                   62,904,969    62,904,969    60,503,008    62,904,969    34,081,440
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

    Pursuant to the requirements of the Securities and Exchange Commission, common stock, stock options, and warrants issued by the Company during the twelve months immediately preceding the initial public offering date have been included in the calculation of the weighted average shares outstanding for all periods presented using the treasury stock method based on the estimated initial public offering price. Accordingly, weighted average common stock outstanding includes 1,083,635 shares of common stock issued during the six months ended June 30, 1996 shown as outstanding for all periods presented. Weighted average common stock equivalents outstanding includes 47,000 common stock equivalent shares for options issued during the year ended December 31, 1995 and 4,485,620 common stock equivalent shares for options issued during the six months ended June 30, 1996.

    CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. As of December 31, 1994 and 1995, substantially all of the Company's cash balances, including amounts representing outstanding checks, were deposited with what management believes to be high-quality financial institutions.

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING PRONOUNCEMENT -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees," to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro forma disclosures are required as if SFAS No. 123 accounting provisions were

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) followed. Management has determined not to adopt SFAS No. 123's accounting recognition provisions. In the opinion of management, SFAS No. 123 is not expected to have a material impact on the Company's financial statements.

    RECLASSIFICATIONS -- Certain reclassifications have been made to 1994 balance sheet amounts, as well as to cumulative since October 12, 1990 amounts on the statement of cash flows in order to conform with current year presentations. The reclassification had no impact on the results of operations for 1994 or for the cumulative period since October 12, 1990.

2.  INVENTORIES:
    Inventories consist of the following:

                                                                DECEMBER 31,  DECEMBER 31,
                                                                    1994          1995
                                                                ------------  ------------   JUNE 30,
                                                                                               1996
                                                                                            -----------
                                                                                            (UNAUDITED)
Raw materials.................................................   $       97    $      418    $     300
Work-in-progress..............................................           --           204          263
                                                                ------------  ------------  -----------
                                                                 $       97    $      622    $     563
                                                                ------------  ------------  -----------
                                                                ------------  ------------  -----------

3.  PROPERTY AND EQUIPMENT:
    Property and equipment consists of the following:

                                                                DECEMBER 31,  DECEMBER 31,
                                                                    1994          1995
                                                                ------------  ------------   JUNE 30,
                                                                                               1996
                                                                                            -----------
                                                                                            (UNAUDITED)
Test equipment................................................   $      211    $      211    $     282
Computer equipment and software...............................           27           304          384
Tooling.......................................................           --           119          126
Office furniture, fixtures and equipment......................            8            56          116
                                                                ------------  ------------  -----------
                                                                        246           690          908
Less: accumulated depreciation and amortization...............          (74)         (175)        (244)
                                                                ------------  ------------  -----------
                                                                 $      172    $      515    $     664
                                                                ------------  ------------  -----------
                                                                ------------  ------------  -----------

Equipment under capital lease and related accumulated amortization, included above, consist of the following:

                                                                DECEMBER 31,  DECEMBER 31,
                                                                    1994          1995
                                                                ------------  ------------   JUNE 30,
                                                                                               1996
                                                                                            -----------
                                                                                            (UNAUDITED)
Test equipment................................................   $      143    $      143   $       143
Computer equipment and software...............................           --           246           301
                                                                ------------  ------------  -----------
                                                                        143           389           444
Less: accumulated amortization................................          (61)         (133)         (167)
                                                                ------------  ------------  -----------
                                                                 $       82    $      256   $       277
                                                                ------------  ------------  -----------
                                                                ------------  ------------  -----------

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:
    Accounts payable and accrued liabilities consist of the following:

                                                               DECEMBER 31,  DECEMBER 31,
                                                                   1994          1995
                                                               ------------  ------------    JUNE 30,
                                                                                               1996
                                                                                           ------------
                                                                                           (UNAUDITED)
Accounts payable.............................................   $      209    $      500   $        372
Accrued audit/consulting fees................................           12            25              4
Deferred compensation........................................           99           548            342
Advance from stockholder.....................................           --            --            400
Accrued sales commissions....................................           --            --            110
Accrued interest.............................................           88           154            123
Accrued vacation.............................................           20            31             33
Accrued payroll taxes........................................           16            13              4
Other........................................................            5             7             16
                                                               ------------  ------------  ------------
                                                                $      449    $    1,278   $      1,404
                                                               ------------  ------------  ------------
                                                               ------------  ------------  ------------

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  INCOME TAXES:
    The provision for income taxes for the years ended December 31, 1993 and 1994 represents minimum California franchise taxes.

    The tax effected amounts of temporary differences consist of the following:

                                                                          DECEMBER 31,  DECEMBER 31,
                                                                              1994          1995
                                                                          ------------  ------------   JUNE 30,
                                                                                                         1996
                                                                                                      -----------
                                                                                                      (UNAUDITED)
Current
  Deferred Tax Assets:
    Deferred Compensation...............................................   $       37    $      206    $     129
    Other...............................................................            7            11           12
    Valuation Allowance.................................................          (44)         (213)        (138)
                                                                          ------------  ------------  -----------
      Total Current Deferred Tax Asset..................................           --             4            3
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------
        Net Current Deferred Tax Asset..................................           --             4            3
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------
Non-Current
  Deferred Tax Asset:
    Net Operating Loss Carryforward.....................................          741         1,854        2,531
    Other...............................................................           --            --          124
    Research and Experimentation Credit.................................          119           142          142
    Valuation Allowance.................................................         (856)       (1,953)      (2,734)
                                                                          ------------  ------------  -----------
      Total Non-Current Deferred Tax Asset..............................            4            43           63
                                                                          ------------  ------------  -----------
Deferred Tax Liability:
  Property Related......................................................           (4)          (47)         (66)
                                                                          ------------  ------------  -----------
    Total Deferred Tax Liability........................................           (4)          (47)         (66)
                                                                          ------------  ------------  -----------
        Net Non-Current Deferred Tax Asset..............................           --            --           --
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------

    Management believes that it is more likely than not that the tax benefit associated with these deferred tax assets will not be realized and therefore as of December 31, 1995, the Company has established a valuation allowance of $2,167,594. The result is an increase in the valuation allowance from December 31, 1994 of $21,266,024.

    As of December 31, 1995, the Company had net operating loss carryforwards of approximately $5,665,000 for tax purposes. Due to certain change of ownership requirements of section 382 of the IRC, utilization of the Company's net operating losses incurred prior to July 1, 1993 is expected to be limited to approximately $7,500 per year. This limitation in conjunction with the expiration period for these pre-July 1, 1993 net operating losses results in the Company's total net operating losses available being limited to approximately $4,930,000. Loss carryforwards will expire during the years 2005 and 2010.

    As of December 31, 1995, the Company also had general business credit carryforwards of $142,000, which expire between the years 2008 and 2010. These credits are also subject to the section 382 annual limitation. Approximately $15,000 of these credits are subject to the 382 annual limitation.

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  INCOME TAXES: (CONTINUED)
    Following is a reconciliation of the applicable federal income tax as computed at the federal statutory tax rate to the actual income taxes reflected in the statement of operations.

                                             DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                 1993          1994          1995
                                             ------------  ------------  ------------   JUNE 30,     JUNE 30,
                                                                                          1995         1996
                                                                                       -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
Tax at U.S. Federal Income Tax Rate........         (200)         (572)       (1,134)        (463)        (639)
State Income Tax, Net of federal Benefit...          (21)          (61)         (121)         (50)         (68)
IRC Section 382 Limitation.................           86            --            --           --           --
Other......................................           --            29            11           --            2
Valuation Allowance Increase...............          164           695         1,266          535          705
Research and Experimentation Credit........          (29)          (91)          (22)         (22)          --
                                             ------------  ------------  ------------  -----------  -----------
  Provision for Income Taxes...............           --            --            --           --           --

6.  NOTES PAYABLE:
    Notes payable consist of the following:

                                                                       DECEMBER 31,  DECEMBER 31,
                                                                           1994          1995
                                                                       ------------  ------------    JUNE 30,
                                                                                                       1996
                                                                                                   -------------
                                                                                                    (UNAUDITED)
Note payable, collateralized by 46% of the outstanding shares of common stock, and guaranteed by the Company's sole stockholder at
 December 31, 1995; interest at prime, interest and principal due and
 payable June 20, 1996; total credit facilities $1,500,000(4)........   $    1,500    $    1,500   $       1,500
Note payable, collateralized by 46% of the outstanding shares of common stock, and guaranteed by the Company's sole stockholder at
 December 31, 1995; interest at prime, interest and principal due and
 payable June 20, 1996; total credit facilities $1,500,000(4)........          500           900             900
Notes payable, guaranteed by the Company's sole stockholder at
 December 31, 1995, interest at 16% and principal due and payable at
 various dates in January, February, and March of 1996 (1)(2)........           --         2,100              --
Note payable, collateralized by 51% of the entire class of common stock; interest at 16%, interest payable monthly, principal due and payable September 20, 1996; total credit facilities $2,500,000
 (2).................................................................           --         1,900              --
Note payable, guaranteed by the Company's sole stockholder at
 December 31, 1995; interest at 37.55% with payments of principal due as follows: $200,000 on January 8, 1996, $300,000 on January 31,
 1996 and $200,000 on February 15, 1996 (1)(2)(3)....................           --           700              --
Notes payable, unsecured, interest at 9% and principal due and payable upon demand; convertible to equity upon approval by both
 parties (2).........................................................           --           250              --

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6.  NOTES PAYABLE: (CONTINUED)

                                                                       DECEMBER 31,  DECEMBER 31,
                                                                           1994          1995
                                                                       ------------  ------------
                                                                                                     JUNE 30,
                                                                                                       1996
                                                                                                   -------------
                                                                                                    (UNAUDITED)
Note payable, guaranteed by the Company's sole stockholder at
 December 31, 1995, interest at 50%, interest and principal due and
 payable June 21, 1996 (1)...........................................           --           100              --
Note payable, guaranteed by the Company's sole stockholder at
 December 31, 1995, interest at 50%, interest and principal due and
 payable June 22, 1996 (1)...........................................           --           100              --
Note payable, unsecured, interest at 35% and principal due and
 payable on January 10, 1996.........................................           --            75              --
Note payable, guaranteed by the Company's sole stockholder at
 December 31, 1995, interest at 50%, interest and principal due and
 payable July 11, 1996 (1)...........................................           --            70              --
Note payable, unsecured, subordinated to all secured debt and any future lines of credit of up to $2 million; interest at 16% payable
 semi-annually; principal due January 2, 1999........................           --            --           1,000
Notes payable, unsecured, interest at 18%, interest due and payable
 August 30, 1996, November 30, 1996, February 29, 1997, and May 31,
 1997; principal due and payable May 31, 1997........................           --            --             750
                                                                       ------------  ------------  -------------
                                                                             2,000         7,695           4,150
Less current portion.................................................        1,500         7,695           3,150
                                                                       ------------  ------------  -------------
                                                                        $      500    $       --   $       1,000
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

- ------------------------

(1) The notes, excluding $100,000 may be exchanged prior to April 30, 1996 for stock ownership equivalent to 8,500 shares for each $51,000 of notes payable outstanding as of the date of conversion. As of April 30, 1996, approximately $2,631,000 of the notes, including principal and interest, were converted into 438,558 shares. See Note 10.

(2) Subsequent to year-end, the Company entered into subscription agreements to exchange the outstanding balance on certain notes on the date of conversion to common stock at a range between $0.88 and $3.33 per share. As of June 30, 1996, approximately $2,268,200 of the notes, including principal and interest, were converted into 901,364 shares. See Note 10.

(3) The note was modified on March 18, 1996 to extend the January 31 and February 15 payments of principal and interest as follows: $133,000 on March 18, 1996, $200,000 on March 27, 1996 and $15,000 on April 2, 1996. In
    addition, the interest rate changed to 53%.

(4) The note was modified on June 18, 1996 to extend the payment date to August 20, 1996.

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    Notes payable-related party consist of the following:

                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1994             1995
                                                                ---------------  ---------------   JUNE 30, 1996
                                                                                                  ---------------
                                                                                                    (UNAUDITED)
Note payable, uncollateralized; interest at 9%, interest
 payable on demand, principal due on demand...................     $     102        $     102               --
Note payable, uncollateralized; interest at 9%, interest
 payable on demand, principal due on demand...................            --              100               --
                                                                                                            --
                                                                       -----            -----
                                                                   $     102        $     202               --
                                                                                                            --
                                                                                                            --
                                                                       -----            -----
                                                                       -----            -----

    The prime rate at December 31, 1994 and 1995 was 8.5%.

7.  LEASES:
    The Company is obligated under various noncancelable leases for equipment and office space. Future minimum lease commitments under operating and capital leases were as follows as of December 31, 1995:

                                                                                        CAPITAL     OPERATING
YEAR                                                                                    LEASES       LEASES
- ------------------------------------------------------------------------------------  -----------  -----------
1996................................................................................   $     200    $     258
1997................................................................................          93          322
1998................................................................................          --           26
1999................................................................................          --           --
                                                                                           -----        -----
                                                                                             293    $     606
                                                                                           -----        -----
                                                                                                        -----
Less: amount representing interest..................................................          33
                                                                                           -----
Present value of minimum lease payments.............................................         260
Less: current portion...............................................................         172
                                                                                           -----
                                                                                       $      88
                                                                                           -----
                                                                                           -----

    Total rental expense was approximately $37,000 $66,100 $147,900 and $293,600 for the years ended December 31, 1993, 1994 and 1995, and cumulative for the period from inception, October 12, 1990, through December 31, 1995, respectively.

8.  COMMITMENTS:
    At December 31, 1995, the Company had contractual commitments to purchase certain inventory items totaling approximately $496,800.

9.  RELATED PARTY TRANSACTIONS:
    During 1992, a stockholder contributed certain property and equipment to the Company which he purchased at an auction for $22,909, which represented a significant discount from their estimated fair market value of approximately $239,450. The assets were exchanged for a note in the amount of $239,450. The note is due  on demand and  bears interest  at prime per  annum. The  difference between the stockholder's cost of the assets and the note payable has been reflected in the statement of stockholders' deficit as a reduction to contributed capital.

    During February 1995, the Company entered into a Stock Purchase Option (the Option) with a former stockholder to repurchase the 28,823,529 shares of the then outstanding class of common stock held by the former stockholder for a purchase price of $2,500,000. The purchase price was subsequently reduced to $800,522. On November 30, 1995, the Company exercised the option and immediately retired the shares of treasury stock acquired. The exercise is reflected in the accompanying statement of stockholder's deficit for

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9.  RELATED PARTY TRANSACTIONS: (CONTINUED)
the year ended December 31, 1995. In addition, the $2.0 million included in notes payable-related party as of December 31, 1994 has been reclassified to notes payable to reflect the termination of the stockholder status in accordance with the exercise of the option. These notes remain outstanding as of December 31, 1995.

    During December 1995, the remaining stockholder borrowed $1,700,000 from the Company. This note accrues interest at 9% with interest payments being made on a monthly basis. The principal sum and any accrued interest thereon is due and payable in December 1997. The note is included in the accompanying financial statements as an increase in stockholders' deficit as of December 31, 1995. In addition, the stockholder loaned the Company $100 during December 1995. This note, including interest accrued at 9%, is due on demand.

10. COMMON STOCK, STOCK OPTIONS, AND WARRANTS:

    STOCK OPTIONS During 1995, the Company entered into option agreements with certain parties to purchase an aggregate of up to $701,000 worth of shares of common stock at the price to the public per share, in the event of an initial public offering of common stock of the Company, at an aggregate purchase price equal to $154,500. Subsequent to year-end, the Company terminated several agreements which reduced the aggregate shares subject to such options to $470,000, at an aggregate price equal to $39,000 as of April 30, 1996. The options were exercised during July 1996.

    SUBORDINATED NOTE -- On January 2, 1996, the Company issued (i) its 16% Subordinated Promissory Note due January 2, 1999 in the original principal amount of $1 million, and (ii) warrants to purchase 300,000 shares of Common Stock at an exercise price of $3.33 per share. The warrants terminate on the earlier to occur of: (i) thirty (30) days following the filing of a registration statement for an initial public offering of the Common Stock of the Company,
(ii) thirty (30) days following an announcement of a change in control of the Company; or (iii) January 2, 1999.

    CORPORATE MERGER -- Pursuant to an Agreement and Plan of Merger (the Merger) dated January 9, 1996, Digital Lightwave, Inc., a California corporation merged into Digital Lightwave, Inc., a Delaware corporation effective March 18, 1996. The merger increased the number of shares of common stock authorized from 1,000,000, no par value, to 80,000,000, $.0001 par value. In connection with the merger, the Company also authorized 20,000,000 shares of $.0001 par value preferred stock. Each share of outstanding common stock of the California corporation was converted into 5,882.3529 shares of common stock of the Delaware corporation. All applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect these events.

    Effective July 25, 1996, the Board of Directors authorized an increase in the number of authorized shares of common stock from 80,000,000 shares to 200,000,000 shares.

    ISO EMPLOYEE STOCK OPTION PLAN -- The Company's 1996 Stock Option Plan (the Option Plan) became effective on March 5, 1996. A reserve of 5,000,000 shares of the Company's common stock has been established for issuance under the Option Plan. The Option Plan will terminate on February 28, 2006, unless sooner terminated by the Board.

    Effective March 5, 1996, the Company entered into an employment agreement with a new President for a term of three years, as well as stock option agreements with certain executives. Pursuant to the employment agreement, the Company awarded stock options of 1,500,000 shares of common stock at an exercise price of $3.33 per share, subject to a vesting schedule of 375,000 shares upon commencement and at the end of each full year of service. The Company also granted an aggregate of 1,082,500 stock options to the other executives and employees each exercisable prices ranging from $3.33 to $8.00 per share, which vest in equal amounts over a three year period.

            DIGITAL LIGHTWAVE, INC. (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. COMMON STOCK, STOCK OPTIONS, AND WARRANTS: (CONTINUED)
    SUBSCRIPTION AGREEMENTS -- As discussed in Note 6, subsequent to year end, the Company entered into subscription agreements (the Agreements) with certain noteholders for the issuance of an aggregate of 1,174,346 shares of common stock for the surrender of the outstanding balance on the notes (excluding certain accrued interest) of an aggregate of $4,074,000. Pursuant to the Agreements, the Company issued warrants to purchase 1,575,000 and 28,120 shares of common stock at an exercise price of $3.33 and $6.00 per share, respectively. The warrants expire on the earlier of (a) March 1, 1999; (b) thiry (30) days following the filing of a registration statement for an initial public offering of the common stock of the Company, or (c) a change of control of the Company.

    On May 29, 1996, the Company entered into a subscription agreement with an institutional investor for the issuance of 100,000 shares of common stock at a price of $12.00 per share. In the event that on or before May 23, 1997 the Company completes an initial public offering of its Common Stock, then the price of the Shares shall be adjusted by: 1) payment by the stockholder to the Company in the amount equal to the excess, if any, over $12.00 per share of the price to the public per share times 75% (the 75% price), or by 2) a payment by the Company to stockholder equal to the excess, if any, of $12.00 per share over the 75% price. The Company has recorded a liability as of June 30, 1996, based upon management's estimate of the expected payment to the institutional investor.

    PRIVATE PLACEMENT -- During the period March 13, 1996 through April 30, 1996, the Company sold 233,727 shares of common stock, par value $.0001 per share, at a price of $6.00 per share.

11.  SIGNIFICANT CUSTOMERS (UNAUDITED)

    For the six months ended June 30, 1996, sales to two customers accounted for approximately 72% of total sales.

                                    GLOSSARY

    ADD/DROP - Adding is including a lower transmission rate signal in a higher transmission rate signal. For example, an OC-3 signal can be added to an OC-12 signal without altering the OC-3 signal. Dropping is removing a lower transmission rate signal from a higher transmission rate signal.

    ASYNCHRONOUS - Signals that are not generated from the same timing reference and are therefore not identical in frequency.

    ATM (ASYNCHRONOUS TRANSFER MODE) - An information transfer standard that is one of a general class of technologies that relay traffic by way of an address contained within the first five bytes of a standard 53-byte-long packet or cell. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting the efficient delivery of enhanced data services and multimedia, which is a mix of voice, video and data.

    BANDWIDTH - The range of frequencies that can be transmitted through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium.

    BIT - A contraction of the term binary digit which represents a single digit of information expressed as a 0 or 1, high or low, or yes or no.

    BROADBAND - A communications system that can transmit large quantities of voice, data and video. Examples of broadband communication systems include DS-3, which can transmit 672 simultaneous voice conversations and higher speed fiber optic systems or a broadcast television station signal, which can transmit high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

    CAP (COMPETITIVE ACCESS PROVIDER) - A company that provides its customers with an alternative to the RBOC for local transport of private line, special access and interstate transport of telecommunications service.

    CROSS-CONNECT EQUIPMENT - Distribution system equipment used to terminate and administer communication circuits. In a wire cross connect, jumper wires or patch cords are used to make circuit connections. In an optical cross connect, fiber patch cords are used.

    DIGITAL - A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies (both fiber and microwave) employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission)

    DS-1, DS-3 - Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-1 service has a bit rate of 1.544 Mbps and can transmit 24 simultaneous voice conversations. DS-3 service has a bit rate of 45 megabits per second and can transmit 672 simultaneous voice conversations.

    ETHERNET - A protocol commonly used on LANs.

    ENHANCED DATA SERVICES - Products and services designed for the transport and delivery of integrated information to include voice, data and video and any combination thereof.

    FEAC (FAR END ALARM AND CONTROL) - A special sequence of bits which enable telecommunications service providers the ability to control the functioning of a remote network element.

    FCC - Federal Communications Commission.

    FIRMWARE - Software that is contained permanently in a hardware device and which can be rewritten.

    GIGABIT PER SECOND (GBPS) - One billion bits of information per second. The information carrying capacity (i.e., bandwidth) of a circuit may be measured in "gigabits per second."

    GRAPHICAL USER INTERFACE - A type of display format that enables the user to choose commands, start programs and see lists of files and other options by pointing to pictoral representations and lists of menu items on the screen.

    INTEGRATED   CIRCUIT   (MICROPROCESSOR)   -   A   series   of   miniaturized
interconnected electronic circuits inseparably associated within a silicon or geranium substitute.

    IXC (INTEREXCHANGE CARRIER) - A company providing long distance services or service within local access and transport areas on an intrastate or interstate basis.

    KILOBIT PER SECOND (KBPS) - One thousand bits of information per second. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "kilobits per second."

    LAN (LOCAL AREA NETWORK) - A group of computers and other devices dispersed over a relatively limited area and connected by a communications link that enables any device to interact with any other on the network.

    MEGABIT PER SECOND (MBPS) - One million bits of information per second. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

    OC-1, OC-3, OC-3C, OC-12, OC-48 - Optical carrier signaling rates, measured in bits transmitted per second. The basic rate for OC-1 is 51.840 Mbps. All higher levels are direct multiples of OC-1 (e.g., OC-12 = 12 times 51.840Mbps)

    OEM (ORIGINAL EQUIPMENT MANUFACTURER) - The customer of a component manufacturer, which integrates the components into the products sold by the customer in the ordinary course of its business.

    PDH (PLESIOCHRONOUS DIGITAL HIERCHY) - Two signals that are not generated from the same timing reference but are nominally at the same frequency to a defined degree of precision.

    PROTOCOL - A specific set of rules, procedures or conventions relating to the format and timing of data transmission between two devices.

    RBOCS (REGIONAL BELL OPERATING COMPANIES) - The seven local telephone companies (formerly part of AT&T) established by court decree in 1982.

    SDH (SYNCHRONOUS DIGITAL HIERARCHY) - An electronics and network architecture utilized on most continents other than North America for variable bandwidth products which enables transmission of voice, video and data (multimedia) at very high speeds.

    SONET (SYNCHRONOUS OPTICAL NETWORK TECHNOLOGY) - An electronics and network architecture utilized primarily in North America for variable-bandwidth products which enables transmission of voice, video, and data (multimedia) at very high speeds.

    SWITCH - A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

    T-CARRIER - Insulated copper wire cables which carry electrically transmitted digital signals. A T-1 carries a DS-1 signal, and a T-3 carries a DS-3 signal. Also, a generic name for any of several digitally multiplexed carrier systems originally designed to carry digitalized voice signals.

    WAN (WIDE AREA NETWORK) - A group of LANs dispersed over a relatively wide area and interconnected on dedicated telecommunication lines.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          7
Use of Proceeds................................         13
Dividend Policy................................         13
Capitalization.................................         15
Dilution.......................................         14
Selected Financial Data........................         16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         17
Business.......................................         20
Management.....................................         32
Principal and Selling Stockholders.............         35
Certain Transactions...........................         36
Description of Capital Stock...................         37
Shares Eligible For Future Sale................         40
Underwriting...................................         42
Legal Matters..................................         44
Experts........................................         44
Additional Information.........................         44
Index to Financial Statements..................        F-1
Glossary.......................................        G-1

                                 --------------

    UNTIL         , 1996 (25 DAYS  AFTER THE COMMENCEMENT OF THE OFFERING),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                                4,100,000 Shares

                                  Common Stock
                               ($.0001 per share)

                              P R O S P E C T U S

                                     [LOGO]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an itemized statement of certain estimated expenses incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee................  $  17,885
NASD filing fee....................................................  $   5,686
Nasdaq National Market listing fee.................................  $  50,000
Blue Sky fees and expenses.........................................      *
Printing and engraving expenses....................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Registrar and Transfer Agent's fees and expenses...................      *
Miscellaneous......................................................      *
                                                                     ---------
  Total............................................................  $   *
                                                                     ---------
                                                                     ---------

- --------------
* To be completed by amendment.

    All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and Nasdaq National Market listing fee are estimated. The Company intends to pay all expenses of registration with respect to shares being sold by the Selling Stockholders hereunder, with the exception of underwriting discounts and commissions.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has authority under the Delaware General Corporation Law to indemnify all directors and officers to the extent provided in such statute. The Company's Certificate of Incorporation provides that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

    At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

    Pursuant to the Underwriting Agreement filed as Exhibit 1.01 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Company against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    (1) The Registrant granted options to the persons identified below as follows:

        (a) On March 17, 1995, Digital Lightwave, Inc., a California corporation (the "Predecessor"), granted an option, solely in the event of an initial public offering (an "IPO") to purchase $150,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Michael Baum and Skip Murgatroyd in reliance on Sections 3(b) and 4(2) of the Act;

        (b) On June 19, 1995, the Predecessor granted an option to purchase $400,000 worth of shares of Common Stock at a price equal to 1% of the IPO effective price per share to Stanley P. Zurn in reliance on Sections 3(b) and 4(2) of the Act;

        (c) On June 22, 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $30,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Edward F. Guignon in reliance on Sections 3(b) and 4(2) of the Act;

        (d) On June 23 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $30,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Paul J. Hedlund in reliance on Sections 3(b) and 4(2) of the Act;

        (e) On July 12 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $21,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Margaret A. Guignon in reliance on Sections 3(b) and 4(2) of the Act;

        (f) On August 15, 1995, the Predecessor granted an option to purchase 300,000 shares of Common Stock to Michael Baum and Paul J. Hedlund upon conversion of a promissory note evidencing a Loan made by such persons to the Registrant in reliance on Sections 3(b) and 4(2) of the Act; and

        (g) On September 7, 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $70,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Tony Charles Lonstein in reliance on Sections 3(b) and 4(2) of the Act.

    (2) On January 2, 1996, the Registrant issued a three-year subordinated promissory note in the original principal amount of $1 million and a warrant to purchase 300,000 shares of Common Stock at an exercise price of $3.33 per share to Renato Kasinsky, a citizen and resident of Brazil, in reliance on Regulation S promulgated under the Act.

    (3) On March 12, 1996, the Registrant issued an aggregate of 781,544 shares of Common Stock and warrants to purchase 1,575,000 shares of Common Stock at an exercise price of $3.33 per share to six noteholders of the Company, other than those described in paragraph (1) above, in consideration of the satisfaction of indebtedness of the Registrant in an aggregate amount of $2,605,041 in reliance on Sections 3(b) and 4(2) of the Act.

    (4) On March 18, 1996, the Registrant issued 30,000,000 shares of Common Stock to the sole stockholder of the Predecessor, upon the effective date of the merger between the Registrant and the Predecessor in reliance on Section 3(a)(9) of the Act.

    (5) On March 28, 1996, the Registrant issued 300,000 shares of Common Stock for an aggregate purchase price of $263,190 to the persons identified in subparagraph 1(f) above pursuant to the exercise of their option to purchase shares of Common Stock described in subparagraph 1(f) in satisfaction of the indebtedness evidencing their loan to the Registrant in reliance on Sections 3(b) and 4(2) of the Act.

    (6) Between March 31, 1996 and May 15, 1996, the Registrant issued an aggregate of 672,285 shares of Common Stock to 57 persons for an aggregate of $4,033,710 (consisting of cash subscriptions and the surrender of $2,449,000 of the Company's indebtedness) in reliance on Sections 3(b) and 4(2) of the Act. Holders of the options described in subparagraphs 1(a), 1(c), 1(d) and 1(e) above surrendered such options in exchange for warrants exercisable for an aggregate of 28,120 shares of Common Stock at a price of $6.00 per share.

    (7) On May 27, 1996, the Registrant issued 100,000 shares of Common Stock to Bulldog Capital Management L.P. for an aggregate purchase price of $1,200,000 in reliance on Sections 3(b) and 4(2) of the Act.

    (8) On May 31, 1996, the Company issued an aggregate of $750,000 of its 18% subordinated promissory notes due May 31, 1997 to 11 persons in reliance on Sections 3(b) and 4(2) of the Act.

    (9) On July 29, 1996, the Registrant issued 40,000 shares of Common Stock for an aggregate purchase price of $4,000 to the person identified in subparagraph (1)(b) above pursuant to the exercise of his option to purchase shares of Common Stock in reliance on Sections 3(b) and 4(2) of the Act.

   (10) On July 29, 1996, the Registrant issued 7,000 shares of Common Stock for an aggregate purchase price of $35,000 to the person identified in subparagraph 1(g) above pursuant to the exercise of his option to purchase shares of Common Stock in reliance on Sections 3(b) and 4(2) of the Act.

    No underwriting discounts or commissions were paid in connection with any of the foregoing transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits:

 EXHIBIT
 NUMBER               EXHIBIT
- ---------             ---------------------------------------------------------------------------------------------------
1.01       --         Underwriting Agreement*
3.01       --         Certificate of Incorporation of Registrant
3.02       --         By-Laws of Registrant
4.01       --         Specimen Certificate for the Common Stock*
5.01       --         Opinion of Baker & McKenzie*
10.01      --         Employment Agreement dated March 8, 1996 between Registrant and Doug C. Dohring
10.02      --         Lease Agreement dated October 7, 1994 between Registrant and Atrium at Clearwater, Limited
10.03      --         First Lease Agreement Amendment dated February 16, 1996 between Registrant and Atrium at
                       Clearwater, Limited
10.04      --         Form of Indemnification Agreement between Registrant and officer and directors of Registrant
23.01      --         Consent of Baker & McKenzie (included in Exhibit 5.01)*
23.02      --         Consent of Coopers & Lybrand L.L.P.
24.01      --         Power of Attorney (as set forth on the signature page of the Registration Statement)

- --------------
* To be filed by amendment.

    (b) Financial Statement Schedules:
              None

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) That for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (4) That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has fully caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida, on the 1st day of August, 1996.

                                          DIGITAL LIGHTWAVE, INC.

                                          By:          /s/ BRYAN J. ZWAN

                                             -----------------------------------
                                                        Bryan J. Zwan
                                                   CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act , this Registration Statement has been signed by the following persons on August 1, 1996 in the capacities indicated. Each person whose signature appears below hereby authorizes Bryan J. Zwan, Doug C. Dohring, and Beth A. Morris, and each of them acting individually with full power of substitution, to file one or more amendments, including post-effective amendments, to this Registration Statement or to file a new registration statement pursuant to Rule 462(b) of the Securities Act for the purpose of registering additional shares of Common Stock, which amendments may make such changes, or new registration statement may contain such information, as Bryan J. Zwan, Doug C. Dohring, and Beth A. Morris deem appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Bryan J. Zwan, Doug C. Dohring, and Beth A. Morris, and each of them acting individually with full power of substitution, as Attorney-in-Fact to execute his name and on his behalf to file any such amendments to this Registration Statement or any such new registration statement.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                         NAME                                           TITLE                         DATE
- ------------------------------------------------------  --------------------------------------  -----------------

                  /s/ BRYAN J. ZWAN                     Chairman of the Board, Chief Executive
     -------------------------------------------         Officer and Director (Principal         August 1, 1996
                    Bryan J. Zwan                        Executive Officer)

                 /s/ DOUG C. DOHRING
     -------------------------------------------        President and Director                   August 1, 1996
                   Doug C. Dohring

                  /s/ BETH A. MORRIS                    Chief Financial Officer, Secretary and
     -------------------------------------------         Treasurer (Principal Financial and      August 1, 1996
                    Beth A. Morris                       Accounting Officer)

               /s/ ELIZABETH W. WEIGAND
     -------------------------------------------        Vice President of Operations             August 1, 1996
                 Elizabeth W. Weigand

                 /s/ ERIC A. MITCHELL
     -------------------------------------------        Vice President of Sales                  August 1, 1996
                   Eric A. Mitchell

                  /s/ TREVOR CREARY
     -------------------------------------------        Vice President of Technology             August 1, 1996
                    Trevor Creary

                 /s/ THOMAS WILLIAMS
     -------------------------------------------        Vice President of Production             August 1, 1996
                   Thomas Williams

                                 EXHIBIT INDEX

                                                                                                             SEQUENTIALLY
 EXHIBIT                                                                                                       NUMBERED
 NUMBER               EXHIBIT                                                                                    PAGES
- ---------             -------------------------------------------------------------------------------------  -------------
3.01       --         Certificate of Incorporation of Registrant
3.02       --         By-Laws of Registrant
10.01      --         Employment Agreement dated March 8, 1996 between Registrant and Doug C. Dohring
10.02      --         Lease Agreement dated October 7, 1994 between Registrant and Atrium at Clearwater,
                       Limited
10.03      --         First Lease Agreement Amendment dated February 16, 1996 between Registrant and Atrium at Clearwater, Limited
10.04      --         Form of Indemnification Agreement between Registrant and officer and directors of
                       Registrant
23.02      --         Consent of Coopers & Lybrand L.L.P.